Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

AMONG

SAVVIS, INC.,

SAVVIS COMMUNICATIONS CORPORATION,

THE FOREIGN ASSET SELLERS NAMED ON ANNEX 1 HERETO,

LEVEL 3 COMMUNICATIONS, LLC

AND

LEVEL 3 COMMUNICATIONS, INC.

Dated as of December 23, 2006

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of December 23, 2006 (this “Agreement”), by and among SAVVIS, Inc., a Delaware corporation (“SAVVIS Parent”), SAVVIS Communications Corporation, a Missouri corporation (“SAVVIS”), the entities listed on Annex 1 hereto (the “Foreign Asset Sellers” and, together with SAVVIS, the “Sellers”), Level 3 Communications, LLC, a Delaware limited liability company (the “Buyer”), and Level 3 Communications, Inc., a Delaware corporation (“Level 3”).

W I T N E S S E T H:

WHEREAS, SAVVIS is an IP network and hosting provider that, together with the Foreign Asset Sellers, conducts the Business (as defined below);

WHEREAS, pursuant to that certain Contribution Agreement, to be entered into on or prior to the Closing by SAVVIS and Mount Shasta Acquisition LLC, a newly formed Delaware limited liability company (the “Company”) in the form attached hereto as Exhibit A (the “Contribution Agreement”), SAVVIS shall contribute on or prior to the Closing substantially all of the assets of the Business in consideration of the issuance by the Company to SAVVIS of 100 membership units of the Company (collectively, the “Membership Units”), which units shall represent one hundred percent (100%) of the outstanding equity interests of the Company (such contribution is referred to as the “Contribution Transactions”);

WHEREAS, following the consummation of the Contribution Transactions, the Buyer desires to purchase from SAVVIS, and SAVVIS desires to sell to the Buyer, the Membership Units, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrent with the purchase and sale of the Membership Units, the Buyer desires to purchase from the Foreign Asset Sellers and SAVVIS, and the Foreign Asset Sellers and SAVVIS desire to sell to the Buyer, certain assets related to the Business, in each case, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Acquired Assets” — See Section 5.11(a);

“Action” — See Section 5.19;

“Affiliates” shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified;

“Agreement” — See Preamble hereto;

“Allocation” — See Section 2.4(a);

“Assigned Contracts” shall have the meaning set forth in the Contribution Agreement.

“Bankruptcy Laws and Equitable Principles” — See Section 5.5;

“Bonus Plans” — See Section 8.4(h);

“Business” shall mean the service provided by a service provider (the “Service Provider”) to its customers of delivering content (such as, for example, image files, video and audio files (including streamed video and audio data), web sites, web pages, software programs and other software files, and the like) (collectively, “content”) to users on behalf of the Service Provider’s customers from a network of content delivery servers of the Service Provider (including caches on such servers) (the “CDN”) instead of directly from origin servers, wherein (i) the content is replicated from the origin servers to one or more servers in the CDN and (ii) users’ requests for the content are directed to, and the requested content is served to the requesting users from, one or more servers in the CDN that are selected to deliver the content based on certain server-selection criteria, such as, for example, business rules, cost analysis, load balancing and/or performance criteria (the “Server Selection Criteria”) (the “CDN Service”). “Business” shall also mean (a) the service known as “Intelligent Traffic Management” or “ITM” provided by the Service Provider of a distributed network of domain name service (DNS) servers in a CDN that together implement Service Provider- and/or customer-selectable policies specifying how requests for content are to be directed, whereby the customer and/or the Service Provider can set policies to cause the CDN to send certain requests for content (or a portion thereof) to particular customer servers, particular CDN servers, and/or a third party content delivery network (“ITM”), and/or (b) the service known as “Applications at the Edge” or “AATE” provided by the Service Provider of executing customer software applications on behalf of its customers on a CDN instead of on the customers’ origin servers, where (i) the executable software code of the applications is selectively replicated from the origin servers to servers in the CDN, (ii) each user’s request to execute the applications is directed to, and the requested applications are executed on behalf of the requesting user by, a particular server in the CDN that is selected to handle that request based on the Server Selection Criteria, and (iii) the data needed by the applications may be obtained, if needed, from a server outside the CDN (“AATE”). Also, for avoidance of doubt, the “CDN Services” in any event excludes managed hosting services provided to a particular customer in which the content is hosted on one or more servers, each of which is dedicated to that particular customer and the resources of each of which are allocated to and dedicated to hosting for or on behalf of that particular customer; provided that, for purposes of this sentence, a “server” shall mean a physical server or a virtual server. In any event, “Business” shall exclude the Retained SAVVIS Businesses;

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close;

“Business Employees” — See Section 5.8(a);

“Buyer” — See Preamble hereto;

“Buyer Indemnitees” — See Section 9.2(a);

“Buyer Parties” — See Section 9.4;

“Buyer’s Adjusted Net Working Capital Report” — See Section 3.3;

“CDN Servers” — See Section 5.21(b);

“Closing” — See Section 4;

“Closing Adjusted Net Working Capital” — See Section 3.3;

“Closing Date” — See Section 4;

“Closing Working Capital Report” — See Section 3.3;

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including rules and regulations adopted thereunder;

“Code” shall mean the Internal Revenue Code of 1986, as amended, including rules and regulations adopted thereunder;

“Company” — See Recitals hereto;

“Competitive Business” — See Section 7.8;

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement by and among SAVVIS Communications and Level 3, dated November 12, 2002, as amended;

“Contracts” — See Section 5.20(c);

“Contributed Property” shall have the meaning set forth in the Contribution Agreement;

“Contribution Agreement” — See Recitals hereto;

“Contribution Transactions” — See Recitals hereto;

“Corporate Agreements” – See Section 5.20(c)(ii);

“Employment Regulations” — See Section 5.26(e);

“Environmental laws” shall mean any applicable laws, regulations or other requirements of law relating to pollution or the protection of the environment or natural resources;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations adopted thereunder;

“ERISA Affiliate” shall mean any Person under common control, or treated as a single employer, with the Sellers or any of their Subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code;

“Estimated Adjusted Net Working Capital” — See Section 3.2;

“Estimated Working Capital Report” — See Section 3.2;

“Excluded Current Assets” shall mean current assets solely related to the Business that are either (i) not contributed to the Company in the Contribution Transactions or (ii) not conveyed to the Buyer pursuant to this Agreement;

“Excluded Current Liabilities” shall mean current liabilities solely related to the Business that are either (i) related to Excluded Current Assets, (ii) arise from the termination of contracts that are Excluded Foreign Assets pursuant to Section 7.13(a) or (iii) not otherwise assumed or paid by the Buyer;

“Excluded Foreign Assets” — See Section 7.13(a);

“Exclusion Option” — See Section 7.13(a);

“Financial Statements” — See Section 5.9(b);

“Foreign Asset Sellers” — See Preamble hereto;

“GAAP” shall mean U.S. generally accepted accounting principles, applied on a consistent basis;

“Governmental Entity” shall mean any federal, state, local or foreign court, governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign;

“Hazardous Material” shall mean any hazardous substance, hazardous waste, contaminant, pollutant, or toxic substance as defined under applicable Environmental laws, including petroleum and its fractions;

“HSR Act” — See Section 5.4;

“Indemnitee” — See Section 9.4;

“Indemnitor” — See Section 9.4;

“Independent Accounting Firm” — See Section 3.3;

“Infringement Excluded Liability” – See Section 9.2(b)(ii)(B);

“Intellectual Property” shall mean all U.S. and foreign rights under patent, copyright, moral rights, trademark and service mark (including the goodwill associated therewith), trade name, trade dress, industrial design, database rights, domain name, and trade secret laws or any other similar statutory provisions or common law doctrines, including any of the foregoing rights in Software and Technology; all patents and patent applications in any jurisdiction pertaining to the foregoing, including the Patents, and any re-issues, re-examine applications, continuations, substitutes, divisionals, continuations-in-part, renewals or extensions claiming priority or otherwise corresponding thereto, and all other applications or registrations related to the foregoing and all claims and causes of actions related to the foregoing, including the right to seek past, present and future damages;

“International Employees” — See Section 5.26(e);

“IRS” shall mean the Internal Revenue Service;

“Leased Real Property” — See Section 5.13(b);

“Leases” — See Section 5.13(b);

“License Agreement” shall mean that certain license agreement to be entered into upon, and dated as of, the Closing Date, in the form attached hereto as Exhibit E;

“Level 3” — See Preamble hereto;

“Level 3 Material Adverse Effect” shall mean any effect, change or development that has had, or is reasonably likely to have, individually or in the aggregate, a material and adverse effect on the ability of the Buyer or Level 3 to consummate the transactions contemplated hereby, including as a consequence of any material impediment, interference or delay;

“Licenses and Permits” — See Section 5.17;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, or similar claim, charge, limitation or restriction;

“Listed Intellectual Property” — See Section 5.16(b);

“Listed Third-Party Intellectual Property Agreements” — See Section 5.16(c);

“LLC Agreement” shall mean the amended and restated limited liability company operating agreement of the Company, in substantially the form attached hereto as Exhibit C;

“Losses” — See Section 9.2(a);

“Material Adverse Effect” shall mean any effect, change or development that has had, or is reasonably likely to have, individually or in the aggregate, a material and adverse effect (a) with respect to the assets, liabilities, results of operations, properties or condition (financial or otherwise) of the Business, taken as a whole, or (b) on the ability of the Sellers, as a whole, to consummate the transactions contemplated hereby, including as a consequence of any material impediment, interference or delay; provided that any adverse effect, change or development arising from or relating to (1) general business or economic conditions, (2) effects, changes or developments that generally affect the industry in which the Business is operated, (3) effects, changes or developments in the financial, foreign exchange or securities markets or the economy in general in the U.S. or internationally including any disruption thereof, (4) the announcement, execution, delivery or pendency of this Agreement or the other Transaction Documents, or the consummation of the Contribution Transactions or any transactions contemplated hereby, other than with respect to any and all claims arising out of or resulting from such announcement, execution, delivery, pendency or consummation, or (5) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, so long as, in the case of clauses (1) through (6) above, the Business is not disproportionately affected in any material respect by such effect, change or development, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, such a Material Adverse Effect;

“Membership Units” — See Recitals hereto;

“Net Working Capital” — See Section 3.1;

“Non-Patent Intellectual Property” shall mean all Intellectual Property other than the Patents;

“October Working Capital Report” — See Section 5.9(a);

“Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, limited liability partnership agreements, partnership or limited partnership agreements or other similar formation or governing documents of a particular entity;

“Patents” shall mean the patents and patent applications set forth on Schedule 5.15(a), and all re-issues, reexamine applications, continuations, divisionals, substitutes, continuations-in-part, renewals or extensions of any of the foregoing;

“Permitted Lien” shall mean, with respect to any Purchased Asset or Contributed Property, (a) the Liens set forth on Schedule 1.2 hereto, (b) liens for Taxes not yet due and payable and (c) builders’, mechanics’, warehousemen’s, materialmen’s, contractors’, workmen’s, repairmen’s or carriers’ liens and similar liens;

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and the portion starting the day following the Closing Date of any Straddle Period;

“Pre-Closing Taxes” shall mean any Taxes imposed on any of the Acquired Assets, the Sellers or the Company with respect to a Pre-Closing Tax Period other than Taxes imposed on the Company by reason of transactions effected on the Closing Date after the Closing while the Company is under the control of the Buyer (including without limitation, any Taxes for which the Sellers or the Company are liable by reason of inclusion of Sellers or the Company or their predecessors in a consolidated, combined, unitary or similar Tax Return or similar filing, such as pursuant to Treasury Regulations § 1.1502-6 or similar provision);

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period;

“Property Taxes” — See Section 7.11(c);

“PTO” — See Section 8.4(f);

“PTO Policy” — See Section 8.4(f);

“Purchase Price” — See Section 2.1;

“Purchased Assets” — See Section 2.1;

“Reseller Agreement” shall mean that certain resale services agreement, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit B;

“Retained SAVVIS Businesses” shall mean services not included in SAVVIS’s Content Delivery Network business as of the Closing Date. “Retained SAVVIS Businesses” includes (a) managed networks services (including, without limitation, the business of providing Internet access, virtual private network, carrier transit and multicasting services); (b) managed hosting services (including, without limitation, the business of providing hosting, dedicated and virtual server, storage, firewall and load balancing services); (c) managed security services (including, without limitation, the business of providing security utility, security solution, security management and security monitoring services); (d) colocation services (including, without limitation, the business of providing space for information technology equipment and the power and cooling therefor); and (e) the business formerly known as WAM!NET. “Retained SAVVIS Businesses” also includes professional services relating to any of the foregoing;

“Revenues” — See Section 7.8;

“SAVVIS” — See Preamble hereto;

“SAVVIS Parent” – See Preamble;

“Seller Benefit Plans” — See Section 5.22(a);

“Seller Parties” – See Section 9.4;

“Sellers” — See Preamble hereto;

“Sellers’ Knowledge,” or “Knowledge of SAVVIS”, and other similar phrases shall mean the actual knowledge of the individuals listed on Schedule 1.3 with responsibility for the matters in question;

“Software” shall mean computer software and databases, including but not limited to source code; object code or executable code; and programming tools, drawings, specifications and data related thereto, in any form, together with all related documentation;

“Straddle Period” shall mean any taxable period that commences prior to and includes (but does not end on) the Closing Date;

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof;

“Substitute Buyer” — See Section 2.3;

“Target Working Capital” shall mean Nine Hundred Thousand Dollars ($900,000);

“Taxes” shall mean all federal, state, local or foreign taxes or similar fees and charges payable to a Governmental Entity, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated taxes, including any interest, penalties or additions thereto, whether disputed or not; and “Tax” shall mean any one of them;

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

“Technology” shall mean, collectively, designs, formulas, algorithms, processes, procedures, models, methods (including but not limited to business methods), techniques, ideas, know-how, Software, tools, data and databases, confidential and proprietary information, inventions (whether or not patentable), creations, improvements, writings, designs, mask works or other works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any embodiment of the above, in any form whether or not specifically listed herein; but excluding in each case the Patents and patent rights;

“Termination Payments” — See Section 7.13(b);

“Total Tax Consideration” — See Section 2.4(a);

“Transaction Documents” shall mean this Agreement, the Contribution Agreement, the LLC Agreement, the Transition Services Agreement, the Reseller Agreement and the License Agreement;

“Transferred Employees” — See Section 8.4(a);

“Transition Services Agreement” shall mean that certain transition services agreement, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit D; and

“Vendor Contracts” — See Section 5.20(c)(ii).

SECTION 2. PURCHASE AND SALE.

SECTION 2.1. Components of Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers set forth below, on the Closing Date (i) SAVVIS shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from SAVVIS, the Membership Units, free and clear of all Liens, and (ii) the Foreign Asset Sellers and SAVVIS shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Foreign Asset Sellers and SAVVIS, all right, title and interest of the Foreign Asset Sellers and SAVVIS in and to the assets listed on Annex 2 hereto (the “Purchased Assets”), in each case, free and clear of all Liens (other than Permitted Liens), for a total purchase price of One Hundred Thirty-Five Million Dollars ($135 million) in cash (as such amount may be adjusted pursuant to Section 3 hereof, the “Purchase Price”) and the assumption of the liabilities listed on Annex 3 hereto (the “Foreign Assumed Liabilities”).

SECTION 2.2. Closing Date Transactions. On the Closing Date, the Buyer shall pay the Purchase Price by wire transfer of immediately available funds to such account (or accounts) as SAVVIS shall, not less than three Business Days prior to the Closing Date, designate in writing to the Buyer. On the Closing Date, (a) SAVVIS shall (i) deliver to the Buyer evidence of the Membership Units being purchased by the Buyer and (ii) deliver the LLC Agreement, which will reflect, effective as of the Closing Date, the admission of the Buyer as the sole member of the Company and the withdrawal of SAVVIS as a member of the Company and (b) the Foreign Asset Sellers and SAVVIS shall deliver to the Buyer any deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance with respect to the Purchased Assets satisfactory in form and substance to counsel of the Buyer.

SECTION 2.3. Substitution of Buyers. Upon reasonable prior written notice to the Sellers, the Buyer may substitute one or more of its direct or indirect Subsidiaries (each, a “Substitute Buyer”) as the purchaser of any of the Purchased Assets. In the event any Substitute Buyer is designated pursuant to this Section 2.3, such Substitute Buyer shall execute this Agreement and shall become bound hereby to the same extent as if such Substitute Buyer were the original Buyer hereunder; provided that (i) the original Buyer shall remain bound hereby, and (ii) Level 3 hereby guarantees the full and timely payment and performance of such Substitute Buyer’s obligations pursuant to this Agreement and the other Transaction Documents.

SECTION 2.4. Allocation of Purchase Price.

(a) The Buyer and SAVVIS agree to treat the sale of the Membership Units as a sale of the assets of the Company by SAVVIS to the Buyer for all federal, state and local income Tax purposes, as well as state and local income Tax purposes to the extent legally permitted by reason of conformity to federal tax treatment of the Company as an entity disregarded as separate from its owner. As soon as reasonably practicable, but not later than 120 days following the Closing Date, the Buyer shall prepare and deliver to SAVVIS a schedule which shall set forth its allocation of total consideration paid hereunder for the Acquired Assets (the “Total Tax Consideration”, consisting of the Purchase Price, liabilities and other related items properly includible therein) among the Acquired Assets (the “Allocation”). The Allocation shall be consistent with the fair market values of any assets that are set forth on Schedule 2.4(a) or subsequently agreed to in writing between Buyer and SAVVIS and their respective Affiliates. Promptly following any adjustment to the Total Tax Consideration, Buyer shall provide to SAVVIS a revised Allocation reflecting the effect of such adjustment. SAVVIS shall, within 30 days after the date on which an Allocation is delivered to SAVVIS, provide the Buyer with a written notice stating those items to which SAVVIS takes exception. If a change proposed by SAVVIS is disputed by the Buyer, then SAVVIS and the Buyer shall negotiate in good faith to resolve such dispute. If and to the extent the Buyer and SAVVIS agree to the Allocation, the parties further agree to act, and to cause their Affiliates to act, consistently with the Allocation in any federal, state and local income and franchise Tax Returns.

(b) Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Closing Balance Sheet), the Buyer shall prepare with respect to it and its Affiliates, and SAVVIS shall prepare with respect to it and its Affiliates, in consultation with the parties hereto, those statements or forms (including Form 8594) required by Section 1060 of the Code and the Treasury regulations promulgated thereunder with respect to the Allocation. Such statements or forms shall be prepared consistently with the Allocation if and to the extent the Buyer and SAVVIS agree to the Allocation. Such statements or forms shall be filed by the parties on their respective federal income Tax Returns as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed and any subsequently filed amendment thereto. The Buyer and SAVVIS agree to promptly notify the other party of any proposed challenge by a Taxing Authority to the allocation of the Total Tax Consideration among the Acquired Assets.

SECTION 2.5. Further Assurances. Consistent with the terms and conditions of this Agreement and to effectuate the purposes of this Agreement and the Contribution Transactions, after the Closing Date, the Sellers and their Affiliates shall execute and deliver to the Buyer such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and such other documents reasonably requested by the Buyer in order to perfect title of the Buyer and its Affiliates to the assets, rights and business conveyed hereunder and shall transfer to the Buyer the proceeds (insurance, litigation or otherwise) of such assets realized or received by the Sellers or its Affiliates after the Closing Date.

SECTION 3. ADJUSTMENT TO PURCHASE PRICE.

SECTION 3.1. Net Working Capital. Schedule 3.1 sets forth a calculation of the current assets, less the current liabilities, in each case solely relating to the Business, as of October 31, 2006. For purposes of this Agreement, “Net Working Capital” means, as of any date, the current assets solely relating to the Business (other than Excluded Current Assets) less the current liabilities solely relating to the Business (other than Excluded Current Liabilities). The Net Working Capital, as of any specified date, shall be calculated using the same accounting principles, procedures, policies and methods employed in preparing the October Working Capital Report.

SECTION 3.2. Closing Determination. Not more than seven (7) Business Days nor less than three (3) Business Days before the Closing Date, SAVVIS shall, in good faith using then available financial information for the Business, prepare and deliver to the Buyer a separate report (the “Estimated Working Capital Report”) setting forth an estimate of the Net Working Capital as of 12:01 a.m. on the Closing Date (the “Estimated Adjusted Net Working Capital”). The Estimated Working Capital Report shall be prepared in good faith using the then-available financial information for the Business and shall be prepared in the same manner as the October Working Capital Report and following the accounting principles, procedures, policies and methods employed in preparing the October Working Capital Report. If (i) the Estimated Adjusted Net Working Capital exceeds the Target Working Capital, the Purchase Price shall be increased on a dollar-for-dollar basis at Closing by the amount of such excess and (ii) the Estimated Adjusted Net Working Capital is less than the Target Working Capital, the Purchase Price shall be reduced on a dollar-for-dollar basis at Closing by the amount of such deficiency.

SECTION 3.3. Post-Closing Determination. Within 30 days after the Closing Date, SAVVIS will prepare and deliver to the Buyer a separate report (the “Closing Working Capital Report”) setting forth the actual Net Working Capital as of 12:01 a.m. on the Closing Date (the “Closing Adjusted Net Working Capital”). The Closing Working Capital Report shall be prepared in the same manner as the October Working Capital Report and following the accounting principles, procedures, policies and methods employed in preparing the October Working Capital Report.

During the preparation of the Closing Working Capital Report by SAVVIS and the period of any dispute with respect to the application of this Section 3.3, the Buyer shall cooperate with SAVVIS to the extent reasonably requested by SAVVIS to prepare the Closing Working Capital Report and the Closing Adjusted Net Working Capital or to investigate the basis for any dispute. The Buyer shall, not later than 30 calendar days after receipt of the Closing Working Capital Report, deliver a report thereon (the “Buyer’s Adjusted Net Working Capital Report”) to SAVVIS. The Buyer’s Adjusted Net Working Capital Report shall list those items included in the Closing Working Capital Report, if any, to which the Buyer takes exception and the Buyer’s proposed adjustment. If the Buyer fails to deliver to SAVVIS the Buyer’s Adjusted Net Working Capital Report within 30 calendar days following receipt of the Closing Working Capital Report or does not set forth any exceptions, the Buyer shall be deemed to have accepted the Closing Working Capital Report for the purposes of any adjustment to the Purchase Price under Section 3.4 and for all other purposes of this Agreement. If SAVVIS does not give the Buyer notice of its objections to the Buyer’s Adjusted Net Working Capital Report within 30 calendar days following receipt of the Buyer’s Adjusted Net Working Capital Report, SAVVIS shall be deemed to have accepted the Closing Working Capital Report as adjusted by the Buyer in the Buyer’s Adjusted Net Working Capital Report for the purposes of any adjustment to the Purchase Price under Section 3.4. If SAVVIS gives the Buyer notice of its objections to the Buyer’s Adjusted Net Working Capital Report, and if SAVVIS and the Buyer are unable, within 15 calendar days after receipt by the Buyer of the notice from SAVVIS of objections, to resolve the disputed exceptions, such disputed exceptions will be referred to Deloitte & Touche USA LLP or another firm of independent certified public accountants (the “Independent Accounting Firm”) mutually acceptable to SAVVIS and the Buyer. The Independent Accounting Firm shall, within 60 days following its selection, deliver to SAVVIS and the Buyer a written report determining such disputed exceptions (and only such disputed exceptions), and its determinations will be conclusive and binding upon the parties thereto for the purposes of any adjustment to the Purchase Price under Section 3.4. The fees and disbursements of the Independent Accounting Firm acting under this Section 3.3 shall be apportioned between the Buyer and SAVVIS based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm. For the avoidance of doubt, the delivery and timing of receipt of any document sent by the parties pursuant to this Section 3 shall be governed by the provisions set forth in Section 13.5 – “Notices.”

SECTION 3.4. Post-Closing Adjustment.

(a) If (i) the Closing Adjusted Net Working Capital, as finally determined under Section 3.3, is less than the Estimated Adjusted Net Working Capital and (ii) the amount of such deficiency is greater than $45,000, SAVVIS shall, within three calendar days following the final determination of the Closing Adjusted Net Working Capital pursuant to Section 3.3, and based upon such final determination, pay to the Buyer the amount of such deficiency in cash, together with interest on such amount from and including the Closing Date to but excluding the date of payment at a rate of 6.0% per annum. Any payment by SAVVIS to the Buyer under this Section 3.4(a) shall be made by wire transfer of immediately available funds to such account as the Buyer shall designate in writing to SAVVIS.

(b) If (i) the Closing Adjusted Net Working Capital, as finally determined under Section 3.3, is more than the Estimated Adjusted Net Working Capital and (ii) the amount of such excess is greater than $45,000, the Buyer shall, within three calendar days following the final determination of the Closing Adjusted Net Working Capital pursuant to Section 3.3, and based upon such final determination, pay to SAVVIS the amount of such excess in cash, together with interest on such amount from and including the Closing Date to but excluding the date of payment at a rate of 6.0% per annum. Any payment by the Buyer to SAVVIS under this Section 3.4(b) shall be made by wire transfer of immediately available funds to such account as SAVVIS shall designate in writing to the Buyer.

SECTION 4. CLOSING.

The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on the third Business Day after all the conditions to the obligations of the parties hereunder set forth in Sections 10 and 11 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SAVVIS PARENT AND THE SELLERS.

SAVVIS Parent and the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

SECTION 5.1. Corporate Organization. Each of the Company and SAVVIS Parent and each of the Sellers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Organizational Documents of SAVVIS Parent, SAVVIS, each of the Foreign Asset Sellers and the Company, with all amendments thereto to the date hereof, have been furnished or made available to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

SECTION 5.2. Qualification to Do Business. Each of SAVVIS Parent, the Sellers and the Company is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.3. No Conflict or Violation. The execution, delivery and performance by each of SAVVIS Parent and the Sellers of this Agreement and the other Transaction Documents do not and will not (i) violate or conflict with any provision of any Organizational Document of the Company or any of SAVVIS Parent or the Sellers, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity applicable to the Company, SAVVIS Parent or the Sellers, (iii) except as set forth on Schedule 5.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract or result in the creation or imposition of any Lien upon any of the assets, properties or rights of either of the Company or the Business or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Assigned Contracts or obligations thereunder, or any of the Licenses and Permits, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iv) except as set forth on Schedule 5.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which any of SAVVIS Parent or the Sellers is a party or by which it is bound or to which any of its properties or assets is subject that, individually or in the aggregate, would have a Material Adverse Effect.

SECTION 5.4. Consents and Approvals. Except as set forth on Schedule 5.4, no consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery by SAVVIS Parent and the Sellers of this Agreement or the other Transaction Documents or the performance by any of SAVVIS Parent or the Sellers of their respective obligations hereunder or thereunder, except for the filing of Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

SECTION 5.5. Authorization and Validity of Agreement. SAVVIS Parent and the Sellers have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of the respective obligations of SAVVIS Parent and the Sellers hereunder and thereunder have been duly authorized by all necessary limited liability company or corporate action (as the case may be) and no other limited liability company or corporate proceedings (as the case may be) on the part of SAVVIS Parent and the Sellers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by SAVVIS Parent and the Sellers and, assuming due execution and delivery by Level 3 and the Buyer, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (collectively, “Bankruptcy Laws and Equitable Principles”).

SECTION 5.6. Title to Membership Units. As of the Closing Date, the authorized membership units of the Company shall consist of 100 membership units, of which 100 shall be issued and outstanding. As of the Closing Date, the Membership Units shall be owned of record and beneficially by SAVVIS, free and clear of any Liens. As of the Closing Date, the Membership Units shall have been duly authorized and validly issued and shall be fully paid and nonassessable. As of the Closing Date, the Membership Units shall represent all of the issued and outstanding equity interests of the Company, and except for this Agreement, there shall be no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Membership Units, or any unissued units or other equity interests of the Company, any outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding Membership Units or any securities convertible into or exchangeable for any units or other equity interests of the Company.

SECTION 5.7. Limited Operations. SAVVIS has recently formed the Company to facilitate the consummation of the transactions contemplated hereby and the Company has not conducted any business other than certain start-up activities and certain business conducted by it in connection with the transactions contemplated hereby. As of the Closing Date, the Company will have no assets or liabilities, other than the Contributed Property and Assumed Liabilities acquired in connection with the Contribution Transactions.

SECTION 5.8. Employees and Contractors.

(a) Schedule 5.8(a) lists all individuals employed by the Sellers or any of their Subsidiaries primarily in connection with the Business as of the date hereof (the “Business

Employees”), including in each case all such individuals on leave of absence, maternity or paternity leave, vacation, sick leave, short term disability, military leave, jury duty or bereavement leave, and lists the position, starting employment date, current annual salary, and bonus and commissions in 2005 of each Business Employee.

(b) Schedule 5.8(b) lists all individuals, other than the Business Employees and employees who provide immaterial services or services described in Section 5.8(c) in connection with the Business, who provide services in connection with the Business, including, without limitation, all independent contractors retained in connection with the Business.

(c) Schedule 5.8(c) lists the general corporate services provided in support of the Business by SAVVIS and its Affiliates.

(d) Schedule 5.26(e) lists all International Employees including in each case all such individuals on leave of absence, maternity, paternity, parental or adoption leave, annual leave, or sick leave, and lists the position, starting employment date, current annual salary, bonus, commission and other benefits of each such International Employee. In relation to the International Employees, the Sellers warrant that neither they nor their Subsidiaries are subject to any obligation to increase their rate of pay or their benefits; none of the International Employees have brought internal grievances or are or have been the subject of disciplinary action; none are under notice of dismissal; none have an enhanced redundancy entitlement (whether by virtue of custom and practice or otherwise), nor any entitlement to a payment on termination of employment in excess of their contractual notice entitlement and statutory redundancy entitlement if any; all can be dismissed on 12 weeks’ notice or less; none have entered into litigation with the Sellers or any of the Subsidiaries or threatened to do so; and no union is recognized and nor is there any collective or workforce agreement.

SECTION 5.9. Financial Information.

(a) The Sellers have heretofore furnished to the Buyer copies of a pro forma balance sheet (including a working capital report) of the Business as of October 31, 2006 (the “October Working Capital Report”), including the Net Working Capital as of such date and the principles used to construct the pro forma balance sheet. The October Working Capital Report was prepared in accordance with the accounting principles set forth in Schedule 5.9(a)(i). Except as set forth on Schedule 5.9(a)(ii), the October Working Capital Report (i) presents fairly in all material respects the financial condition of the Business as of such date, (ii) is complete, correct and in accordance with the books of account and records of the Sellers in all material respects, and (iii) reflects accurately in all material respects all accrued costs and expenses of the Sellers related to the Business as of its date.

(b) Schedule 5.9(b) sets forth the revenue generated by the Sellers and their Subsidiaries and the material direct expenses (other than operating costs in the case of 2004 and 2005) and capital expenditures incurred by the Sellers and their Subsidiaries in connection with the operation of the Business for the period between January 1, 2004 and October 31, 2006 (the “Financial Statements”). The Financial Statements have been prepared in good faith from the books and records of the Sellers, are presented fairly, and are accurate and complete in all material respects.

SECTION 5.10. Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 5.10, since September 30, 2006, except in connection with the transactions contemplated by this Agreement or the other Transaction Documents, there has not been:

(i) any Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the Contributed Property or the Purchased Assets (other than any for which insurance awards have been received or guaranteed);

(b) Except as set forth on Schedule 5.10, since September 30, 2006 and through the date hereof, except in connection with the transactions contemplated by this Agreement or the other Transaction Documents, there has not been:

(i) any change in any method of accounting or accounting practice of the Sellers other than as required by GAAP; or

(ii) any loss of the employment, services or benefits of any key employee of the Business.

(c) Since September 30, 2006 and through the date hereof, except in connection with the transactions contemplated by this Agreement or the other Transaction Documents, the Sellers have operated the Business in the ordinary course consistent with past practice and, except as set forth on Schedule 5.10 hereto, have not:

(i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice;

(ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than Permitted Liens, liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Contributed Property or the Purchased Assets;

(iii) mortgaged, pledged or subjected to any Lien any of the Contributed Property or the Purchased Assets, except for mechanics’ liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Contributed Property or the Purchased Assets and Permitted Liens;

(iv) sold or transferred any of the assets of the Business material to the Business or cancelled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in each case in the ordinary course of business consistent with past practice;

(v) sold, transferred, exclusively licensed or otherwise disposed of any material Intellectual Property used in the operations of the Business or any Patent;

(vi) defaulted on any material obligation relating to the operations of the Business;

(vii) entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business;

(viii) granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice or entered into any written employment or severance agreement or arrangement with any of them (other than employment agreements that are terminable at-will without payment of severance);

(ix) made any capital expenditure in excess of $100,000, or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

(x) disclosed any material trade secret related to the Business to any third party other than under appropriate non-disclosure agreements or similar obligations of confidentiality;

(xi) entered into any settlement or similar agreement with respect to any Intellectual Property used in the operations of the Business or any Patent; or

(xii) entered into any agreement or made any commitment to do any of the foregoing.

SECTION 5.11. Tax Matters. Except as set forth on Schedule 5.11,

(a)(i) the Company and the Sellers have filed (or has been included in the filing of) on or prior to the due date (after giving effect to any extensions) all Tax Returns required by applicable law to have been filed with respect to the Company and each of the Sellers with respect to the Business and the Contributed Property and the Purchased Assets (the “Acquired Assets”) and all Taxes shown to be due on such Tax Returns have been timely paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; and (iii) all Taxes owed by the Company (whether or not shown on any Tax Return) and each of the Sellers, if required to have been paid, have been paid (except for Taxes which are being contested in good faith, with adequate reserves being established in accordance with GAAP);

(b) there is no action, suit, proceeding, investigation, audit or claim now pending against the Company or any of the Sellers in respect of any Tax with respect to the Business and the Acquired Assets, nor, to Sellers’ Knowledge, has any claim for additional Tax been overtly threatened against the Company or the Sellers by any Tax authority with respect to the Business and the Acquired Assets;

(c) since January 1, 2000, no claim has been made by any Tax authority in a jurisdiction where the Company or any of the Sellers has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction in connection with the Business and the Acquired Assets, nor to Sellers’ Knowledge, is any such assertion overtly threatened;

(d)(i) there is no outstanding request for any extension of time for the Company to pay any Taxes or file any Tax Returns with respect to the Business or the Acquired Assets; and (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company with respect to the Business or the Acquired Assets that is currently in force, and no power of attorney granted by or with respect to the Company for such Taxes is currently in force; and (iii) the Company is not a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters with respect to the Business or the Acquired Assets;

(e) the Company has withheld all Taxes required to have been withheld by it in connection with any amounts paid to any employee, creditor, independent contractor or other third party relating to the Business, and has paid over to the proper Governmental Entity all amounts required to have been so withheld and paid over;

(f) SAVVIS is not a “foreign person” within the meaning of Section 1445 of the Code;

(g) each of the Foreign Asset Sellers and SAVVIS is (i) in compliance with the income tax and sales, value added, consumption or similar Tax rules of the taxing jurisdictions in which the Purchased Assets owned by such Seller are deployed, to the extent such Taxes are imposed by such jurisdictions and (ii) has filed all income, sales, use, consumption and VAT Tax Returns required to have been filed in such taxing jurisdiction;

(h) there are no liens for Taxes upon any assets of the Company or any of the Purchased Assets, except liens for Taxes not yet due and payable;

(i)(i) none of the assets, properties or rights of the Company and none of Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code and (ii) none of the assets, properties or rights of the Company and the Sellers include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954;

(j) the Company is and has always been classified as an entity disregarded as separate from its owner (within the meaning of Treasury Regulations § 301.7701-2(c)(2)) for U.S. federal Tax purposes; and

(k) the Company does not have a permanent establishment in a jurisdiction outside the United States.

SECTION 5.12. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.12, (a) the Company does not have any material indebtedness or liability, absolute or contingent, known or unknown, and (b) neither the Sellers nor any of their Subsidiaries have any material indebtedness or liability, absolute or contingent, known or unknown, relating to the Business, in each case, other than (i) as set forth in the October Working Capital Report, (ii) liabilities as shall have been incurred or accrued in the ordinary course of business since October 31, 2006, (iii) liabilities which are of a nature not required by GAAP to be reflected in a balance sheet, (iv) liabilities incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (v) Assumed Liabilities and Foreign Assumed Liabilities and (vi) obligations under the Assigned Contracts. Neither the Company, any of the Sellers nor any of their Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any other Person in connection with the Business, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

SECTION 5.13. Property.

(a) Neither the Company, any of the Sellers nor any of their Subsidiaries owns any real property that is primarily used in connection with the Business.

(b) Schedule 5.13(b) sets forth a list of all leases, licenses, subleases and occupancy agreements, together with all amendments thereto, with respect to (i) SAVVIS’s Thousand Oaks, California facility, (ii) colocation agreements and (iii) all other real properties which are material to the operation of the Business (other than leases of SAVVIS office space), in each case in which either the Company, any of the Sellers, or any of their Subsidiaries has a leasehold interest, license or similar occupancy rights (each, a “Lease” and collectively, the “Leases”; the property covered by Leases is referred to herein as the “Leased Real Property”). Neither the Company nor any of the Sellers is a party to any Assigned Contract (other than a Lease) with the lessor of any of the Leased Real Properties which gives such lessor any right to terminate for convenience or materially adversely alter the terms of the Lease to which such lessor is a party. Except as set forth on Schedule 5.12 and Schedule 5.19, the Company or a Seller enjoys peaceful and undisturbed possession of the Leased Real Property pursuant to the Leases in all material respects except for Leases expiring in accordance with their terms after the date hereof and prior to the Closing Date. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true and complete copy of which has been delivered or made available to the Buyer with the corresponding Lease.

(c) Except as set forth on Schedule 5.13(c), (i) since December 31, 2005 and through the date hereof, no Lease has been modified or amended in writing in any way materially adverse to the operation of the Business and (ii) since December 31, 2005, no party to any Lease has given any Seller written notice of or, to Sellers’ Knowledge, made a claim against the Company, any Seller or any of their Subsidiaries with respect to any material breach or default.

(d) Except as set forth on Schedule 5.13(d), except for Permitted Liens, none of the Leased Real Property is subject to any option, lease, sublease, license or other agreement (other than the applicable Lease agreement) granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

SECTION 5.14. Contributed Property and Purchased Assets.

(a) Except at set forth on Schedule 5.14(a), upon completion of the Contribution Transactions, subject to obtaining any consents or providing any notices set forth on Schedules 5.3 or 5.4, the Company will own, or have a valid leasehold or license interest in or valid right to use the Contributed Property, free and clear of any Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 5.14(b), the Sellers have good title, free and clear of all Liens (other than Permitted Liens) to, or a valid leasehold or license interest under enforceable leases or licenses in or a valid right to use, all of the Purchased Assets and the Contributed Property. Except as set forth on Schedule 5.14(b) and except for (1) the Contracts that are subject to the Reseller Agreement, (2) assets, properties and services to be provided pursuant to the Transition Services Agreement, (3) the Corporate Agreements and (4) assets that are immaterial to the operations of the Business, the Contributed Property and the Purchased Assets consist of all assets of the Sellers and their Affiliates which are used in the Business. The Contributed Property and the Purchased Assets, together with the rights under the Reseller Agreement and Transition Services Agreement, are (i) adequate to conduct the operations of the Business immediately after the Closing in all material respects in the manner currently conducted by the Sellers immediately prior to the date hereof and the Closing, and (ii) in the case of tangible personal property, in good condition and repair, ordinary wear and tear excepted.

(c) Except as set forth on Schedule 5.14(c)(i), no Person other than the Sellers owns any assets or properties which are material to the operation of the Business in the manner currently conducted by the Sellers or has any rights with respect thereto. Except as set forth on Schedule 5.14(c)(ii) and except for the Contracts subject to the Reseller Agreement and assets and services to be provided pursuant to the Transition Services Agreement, the Excluded Assets (as defined in the Contribution Agreement) are not used primarily or necessary in the operation of the Business as currently conducted by the Sellers.

SECTION 5.15. Patents.

(a) Schedule 5.15(a) sets forth a complete and current list of all Patents, which includes all patents and patent applications owned, purported to be owned, or applied for by, or filed in the name of, the Company, the Sellers and/or their Subsidiaries relating primarily to the Business. Such list includes the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as set forth on Schedule 5.15(a), all Patents are owned by the Company, the Sellers and/or their Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 5.15(a), there are no actions that must be taken or payments that must be made by the Company, the Sellers or their Subsidiaries within ninety (90) days of the date hereof that, if not taken or paid, will adversely affect the Patents or the right of the Buyer to use the same as and where used as of the effective date hereof. All issued Patents are subsisting and unexpired. The consummation of the transactions contemplated by this Agreement will not alter or impair any Patent.

(b) Except as expressly set forth on Schedule 5.15(b), the Company and the Sellers together own all right, title and interest in and to the Patents, subject to Permitted Liens.

(c) Schedule 5.15(c) sets forth a complete list of agreements by which any Patents has been licensed or sublicensed. Except as expressly set forth on Schedule 5.15(c), no party has been granted a license or sub-license to any Patent, or the right to sub-license any Patent.

(d) No current or former employee or consultant of the Company, any Seller, or any of their Subsidiaries owns any right, title or interest in or to any Patent.

(e) Except as expressly set forth on Schedule 5.15(e), (i) no claims are pending or, to the Sellers’ Knowledge, threatened, challenging the ownership, validity or enforceability of the Patents and (ii) no Patent is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, other than any preliminary office action or other form of preliminary refusal of registration.

SECTION 5.16. Intellectual Property.

(a) Except as expressly set forth on Schedule 5.16(a): (i) the Company and the Sellers together own all right, title and interest in and to, or have a valid and enforceable license to use, (and as applied to Software owned by the Company or the Sellers, to reproduce, modify, distribute, create derivative works to and license copies of) all Non-Patent Intellectual Property (other than patent rights), Software and Technology used in and material to the operation of the Business as presently conducted; (ii) the Non-Patent Intellectual Property, Software and Technology owned by or licensed to each of the Company and the Sellers and primarily relating to the Business includes all of the Non-Patent Intellectual Property (other than patent rights), Software and Technology material to the operation of the Business as presently conducted; (iii) each of the Company and the Sellers is in compliance with all material contractual obligations relating to the protection of Intellectual Property, Software and Technology licensed to them and primarily relating to the Business; (iv) no claims are pending or, to the Sellers’ Knowledge, threatened that the conduct of the Business by the Company, any of the Sellers or any of their Subsidiaries has infringed or misappropriated Intellectual Property of a third party, and to the Sellers’ Knowledge the conduct of the Business does not infringe or misappropriate any Intellectual Property of a third party; (v) to the Seller’s Knowledge, reasonable steps were taken to design around the infringement found in the matter listed in Schedule 5.16(a)(v); and (vi) no claims are pending or, to the Sellers’ Knowledge, threatened, against the Company or the Sellers, challenging the ownership, validity or enforceability of the Non-Patent Intellectual Property, Software and Technology owned or purported to be owned by the Company or any of the Sellers and primarily relating to the Business or the possession or use of the Technology owned by the Company or any of the Sellers primarily relating to the Business. Except as set forth in clause (iv), this Section 5.16(a) shall not constitute or imply a representation or warranty as to non-infringement of the Intellectual Property of third parties.

(b) Schedule 5.16(b) sets forth a complete and current list of copyright registrations and applications therefor, registered trademarks, registered service marks and applications therefor and domain names owned by, filed in the name of, or applied for, by the Company and the Sellers anywhere in the world and primarily relating to the Business (the “Listed Intellectual Property”), including the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as listed in Schedule 5.16(b), all Listed Intellectual Property is owned by the Company and/or the Sellers, free and clear of all Liens (other than Permitted Liens and Ordinary Course Agreements). Except as listed in Schedule 5.16(b), there are no actions that must be taken or payments that must be made by the Company or the Sellers within ninety (90) days of the date hereof that, if not taken or paid, will adversely affect the Listed Intellectual Property or the right of the Buyer to use the same as and where used as of the effective date hereof. All registered Listed Intellectual Property is subsisting and unexpired. Except as listed in Schedule 5.16(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, other than any preliminary office action or other form of preliminary refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair any material Intellectual Property owned by the Company or the Sellers.

(c) Schedule 5.16(c) sets forth a complete list of material agreements (other than Ordinary Course Agreements that grant customers a right to use Non-Patent Intellectual Property, Software and Technology in connection with the use of services or products provided by SAVVIS and its Subsidiaries) by which Non-Patent Intellectual Property, Software and Technology owned by the Company or the Sellers and primarily used in the Business have been licensed or sublicensed to a third party. Except as expressly set forth on Schedule 5.16(c) or in such Ordinary Course Agreements no party has been granted a license or sub-license to, or the right to sub-license, any of such Non-Patent Intellectual Property, Software or Technology owned by the Company or the Sellers. Except with respect to licenses of generally available, off-the-shelf Software, Schedule 5.16(c) further sets forth a complete list of agreements by which the Company, the Sellers and their Subsidiaries are authorized to use Intellectual Property, Software and Technology owned by third parties that are material to the conduct of the Business as presently conducted (“Listed Third-Party Intellectual Property Agreements”). Except as set forth on Schedule 5.16(c), the Company and the Sellers are in material compliance with all the Listed Third-Party Intellectual Property Agreements and neither the Company nor the Sellers will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any Listed Third-Party Intellectual Property Agreement. Neither Company, the Sellers nor their Subsidiaries has received written notice of a material default of any Listed Third-Party Intellectual Property Agreement which remains uncured as of the Closing. To the extent that any of the Listed Third-Party Intellectual Property Agreements have been acquired by the Company or the Sellers in connection with a merger, acquisition, asset purchase, inter-company assignment or similar transfer, such assignment, transfer or purchase did not breach, nullify, void or otherwise render unenforceable any such Listed Third-Party Intellectual Property Agreement.

(d) Except as set forth on Schedule 5.16(d), neither the Company nor the Sellers has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or the Sellers) of any Intellectual Property owned by the Company or the Sellers primarily relating to the Business, which claim is pending. Except as set forth on Schedule 5.16(d), neither the Company nor the Sellers have entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property primarily relating to the Business, other than indemnification provisions contained in employment policies and agreements and customer agreements entered into in the ordinary course of business (all of the foregoing, “Ordinary Course Agreements”). Except as set forth on Schedule 5.16(d), all information material to the validity, patentability and/or enforceability of any Patent and produced in connection with litigation of any such Patent has been cited to the U.S. Patent and Trademark Office in the proceedings of any continuation, divisional, continuation-in-part or otherwise related applications to any such Patent (collectively, “related applications”) and the U.S. Patent and Trademark Office has been made aware, if required to be made aware, of such litigation during the proceedings of any such related applications.

(e) The Company and the Sellers have taken commercially reasonable steps, including, without limitation, the execution of appropriate confidentiality agreements, to protect and preserve the confidentiality of the Company’s and the Sellers’ trade secrets primarily relating to the Business, including proprietary customer data, the source code for Software owned by the Company and owned confidential databases.

(f) No current or former employee or consultant of the Company or any Seller owns any right, title or interest in or to any material Intellectual Property, Software or Technology owned or purported to be owned by the Company and the Sellers and primarily relating to the Business.

SECTION 5.17. Licenses and Permits. Schedule 5.17 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to the Sellers or any of their Subsidiaries with respect to the Business by any Governmental Entity (the “Licenses and Permits”, which such term shall not include the Listed Third-Party Intellectual Property Agreements), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. Since January 1, 2005 except as set forth on Schedule 5.17, neither the Company, any of the Sellers nor any of their Subsidiaries has received written notice to the effect that (a) any Governmental Entity claimed or alleged that the Company, any Seller or any of their Subsidiaries was not in compliance in any material respect with all Licenses and Permits applicable to the Company, the Sellers, any of their Subsidiaries, any of their properties or other assets or the Business or (b) any Governmental Entity was considering the amendment, termination, suspension, revocation or cancellation of any License or Permit. Except as set forth on Schedule 5.17, no such License and Permit will in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Business immediately after the Closing in the manner now conducted, and none of the operations of the Business are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Copies of the Licenses and Permits and all pending applications therefor have been made available to the Buyer.

SECTION 5.18. Compliance with Law. Except as set forth on Schedule 5.18, the operations of the Business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and Governmental Entities having jurisdiction over the Sellers, their Subsidiaries and the Company and their assets, properties and operations. Except as set forth on Schedule 5.18, since January 1, 2005, none of the Company, the Sellers or their Subsidiaries has received written notice of any violation (or any investigation with respect thereto) of any such law, regulation or order with respect to the Business, and none of the Company, the Sellers or their Subsidiaries is in default with respect to any material order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the assets, properties or operations with respect thereto.

SECTION 5.19. Litigation. Except as set forth on Schedule 5.19, there are no material claims, actions, suits, proceedings, labor disputes, subpoenas or investigations (each, an “Action”) pending or, to Sellers’ Knowledge, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against the Company, the Sellers, their Subsidiaries or any of their officers, directors, employees, agents or Affiliates involving, affecting or relating to the Business, the Contributed Property, the Purchased Assets or the transactions contemplated by this Agreement or the other Transaction Documents. There is no material judgment, decree, injunction, rule or order of any Governmental Entity, or before any arbitrator of any nature outstanding, or to Sellers’ Knowledge, threatened to be imposed, against either of the Company, the Sellers or their Subsidiaries that would materially and adversely affect, or that would be reasonably likely to materially and adversely affect, the Business, the Contributed Property or the Purchased Assets, or that would interfere with, or that would be reasonably likely to interfere with, the transactions contemplated by this Agreement.

SECTION 5.20. Contracts.

(a) Schedule 5.20(a) sets forth a complete and correct list of all Contracts.

(b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms (subject to Bankruptcy Laws and Equitable Principles), and is in full force and effect on the date hereof. Each of the Company and the Sellers has performed in all material respects all obligations required to be performed by it to date under, and is not in material default or materially delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default and, to Sellers’ Knowledge, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default, in each case, except for those defaults or delinquencies that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company and the Sellers to conduct the Business as currently conducted. The Seller has delivered or made available to the Buyer or its representatives true and complete copies of all the Contracts.

(c) A “Contract” means:

(i) any agreement, contract or commitment, oral or written, solely relating to the Business to which either of the Company or any Seller is a party or by which it or any of the Contributed Property or the Purchased Assets are bound, including, without limitation:

(A) a contract or agreement for the sale, license (as licensor) or lease (as lessor) by or to the Company or any of the Sellers of services, products, or other assets (other than Intellectual Property) to any third party;

(B) a contract, agreement or purchase under a tariff for the purchase, license (as licensee) or lease (as lessee) by the Company or any of the Sellers of services, materials, products, personal property, supplies, or other assets (other than Intellectual Property) from any supplier or vendor or for the furnishing of services to the Company or any of the Sellers (the “Vendor Contracts”);

(C) a mortgage, indenture, security agreement, guaranty or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable and accounts payable in the ordinary course of business);

(D) an employment, employment change of control, retention, severance or material consulting agreement with individuals not terminable at-will (other than a sales commission plan entered into in the ordinary course of business or any Seller Benefit Plans set forth on Schedule 5.22(a));

(E) other than the LLC Agreement, a joint venture, partnership or limited liability company agreement with third parties;

(F) a contract or agreement for the sale, license (as licensor) or lease (as lessor) by the Company or any of the Sellers of Intellectual Property to any third party; and

(G) a contract, agreement or purchase under a tariff for the purchase, license (as licensee) or lease (as lessee) by the Company or any of the Sellers of Intellectual Property from any supplier or vendor to the Company or any of the Sellers;

(ii) a contract, agreement or purchase under a tariff for the purchase, license (as licensee) or lease (as lessee) by the Company or any of the Sellers of services, materials, products, personal property, supplies, Intellectual Property or other assets from any supplier or vendor or for the furnishing of services to the Company or any of the Sellers in each case that are for bandwidth, colocation or transit services for the Business, or that are material to the Business as conducted by the Sellers, other than those contracts identified in Section 5.20(c)(i)(B) and other than agreements to which SAVVIS or its Subsidiaries is a party for the provision of services described in Section 5.8(c) (the “Corporate Agreements”);

(iii) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the Business may be conducted or (ii) the ability of either of the Company or the Sellers to provide any type of service primarily relating to the Business; or

(iv) a Lease set forth on Schedule 5.13(b) hereto.

(d) Except as set forth on Schedule 5.20(d)(i), none of the Assigned Contracts that are contracts or agreements for the sale, license (as licensor) or lease (as lessor) by the Company or any of the Sellers of services, products, Intellectual Property rights or other assets to any third party in connection with the Business contain any most-favored-nations clause, benchmarking clause or marked-to-market pricing provision. Except as set forth on Schedule 5.20(d)(ii), none of the Vendor Contracts contain any exclusivity clause. Each of the Company and the Sellers (as applicable) is not in material default in any respect (claimed or actual) in connection with any exclusivity clause, most favored nations clause, benchmarking clause or marked-to-market pricing provision contained in any contract listed on Schedule 5.20(d)(i) or Schedule 5.20(d)(ii), and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

(e) Except as set forth on Schedule 5.20(e), the Contracts constitute all agreements, contracts or commitments, oral or written, to which either of the Company or any Seller is a party or by which it or any of the Contributed Property or the Purchased Assets are bound, other than those agreements, contracts or commitments that are immaterial to the operation of the Business or are Corporate Agreements.

SECTION 5.21. Network Operations.

(a) Except as set forth on Schedule 5.21(a) the content delivery network of the Company and the Sellers, taken as a whole, is in good working condition and is without any material defects for purposes of operating the Business and since January 1, 2006 and through the date hereof, there have been no material content delivery network outages or content delivery network performance degradation that have materially and adversely impacted the Business.

(b) Schedule 5.21(b) lists, by location, all of the servers used in connection with the Business (the “CDN Servers”). The Company and the Sellers have good and valid title to the CDN Servers (subject to Permitted Liens).

(c) Schedule 5.21(c) lists the CDN Server traffic generated by the Company and the Sellers in connection with the Business, by month, from January 1, 2006 through October 31, 2006.

SECTION 5.22. Employee Plans.

(a) Schedule 5.22(a) sets forth all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other plans, policies and agreements providing severance pay, sick leave, vacation pay, salary continuation, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained by the Sellers or any of their Subsidiaries or to which the Sellers or any of their Subsidiaries is obligated to contribute thereunder for current or former employees of the Business (the “Seller Benefit Plans”).

(b) True, correct and complete copies of the Seller Benefit Plans, have been made available or delivered to the Buyer.

(c) None of the Seller Benefit Plans is a “defined benefit plan”, as defined in Section 3(35) of ERISA. Neither any Seller nor any ERISA Affiliate has ever maintained or contributed to, or ever been obligated to contribute to a defined benefit plan, and no event has occurred with respect to any defined benefit plan that would reasonably be expected to result in any material liability to the Sellers or any ERISA Affiliate.

(d) None of the Seller Benefit Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA. Neither any Seller nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a multiemployer plan, and no event has occurred with respect to any multiemployer plan that would reasonably be expected to result in any material liability to the Sellers or any ERISA Affiliate.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Seller Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) except for any instances of noncompliance that would not reasonably be expected to result in any material liability to the Sellers or any ERISA Affiliate.

(f) Except as set forth on Schedule 5.22(f), the Seller Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code and other applicable laws.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or as a prerequisite to the occurrence of any subsequent event: (i) result in any payment becoming due to any employees of the Business; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any benefits under any Seller Benefit Plan; or (iv) constitute a “change in control” or similar event under any Seller Benefit Plan.

(h) None of the Seller Benefit Plans is subject to the laws of any jurisdiction other than the United States.

SECTION 5.23. Insurance. Schedule 5.23 lists the material surety bonds, fidelity bonds as well as the insurance companies, policy numbers, aggregate coverage amount and type, and deductibles of all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Business, the Contributed Property and the Purchased Assets as of the date hereof. Except as set forth on Schedule 5.23, all such policies and bonds are in full force and effect and none of the Company or the Sellers is in material default under any provisions of any such bond or policy of insurance nor has any of the Company or the Sellers received notice of cancellation of or cancelled any such insurance without replacement thereof. For all claims made under such bonds or policies, the Company and the Sellers have timely complied with any applicable notice provisions, except where the failure to so comply would not materially adversely affect the operation of the Business as currently conducted.

SECTION 5.24. Transactions with Directors, Officers, Managers, and Affiliates. Except as set forth on Schedule 5.24, none of the Company or the Sellers is a party to any agreement or arrangement with any of the directors, officers, managers, members, partners, equity holders or stockholders of the Company or the Sellers or, to the Knowledge of SAVVIS any Affiliate (other than in each case the Company or the Sellers) or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person) primarily used in connection with the Business; (ii) licenses technology (either to or from such Person) primarily used in connection with the Business; (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person that is primarily used in connection with the Business; (iv) purchases products or services primarily used in connection with the Business from such Person; (v) pays or receives commissions, rebates or other payments in connection with the Business; (vi) lends or borrows money in connection with the Business; or (vii) provides or receives any other material benefit in connection with the Business. To the Knowledge of SAVVIS, during the past two years, none of the current directors, officers, managers, members or 10% or greater stockholders of the Company or Sellers, or any family member of any such Persons, has been a director, officer, manager or member of, or has had any direct or indirect interest (other than shares in a company listed on a registered exchange constituting no more than 5% of such company) in, any Person which during such period has been a customer of the Company or the Sellers in connection with the Business or has competed with or been engaged in any business of the kind being conducted by the Business. No Affiliate of the Company and the Sellers (other than the Company and the Sellers) owns or has any rights in or to any of the assets, properties or rights primarily used in the Business in the ordinary course of their businesses except as set forth on Schedule 5.24.

SECTION 5.25. Suppliers and Customers.

(a) Schedule 5.25(a) sets forth a list of the top 20 suppliers of the Business by dollar amount paid by the Company and the Sellers (taken together) during the nine-month period ended September 30, 2006, from whom the Company, any Seller or any Seller Subsidiary has purchased goods and/or services. No such supplier has expressed in writing, and to Sellers’ Knowledge no such supplier has expressed verbally, to the Company or any Seller its intention to cancel or otherwise terminate or materially reduce or materially and adversely modify its relationship with respect to the Business.

(b) Schedule 5.25(b) sets forth a list of the top 10 customers of the Business by revenue derived by the Company, the Sellers and the Seller Subsidiaries (taken together) during the nine-month period ended September 30, 2006, to whom the Company or any Seller has sold goods and/or services. No such customer has expressed in writing, and to Sellers’ Knowledge no such customer has expressed verbally, to the Company or any Seller its intention to cancel or otherwise terminate or materially reduce or materially or adversely modify its relationship with respect to the Business.

SECTION 5.26. Labor Matters.

(a) Except as set forth on Schedule 5.26(a), (i) neither the Sellers nor any of their Subsidiaries is a party to any outstanding employment agreements or contracts with any Business Employee that are not terminable at will; (ii) neither the Sellers nor any of their Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to any Business Employee (other than as required by law); (iii) neither the Sellers nor any of their Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to any Business Employee nor do the Sellers know of any activities or proceedings of any labor union within the preceding three years to organize any such employees; and (iv) neither the Sellers nor any of their Subsidiaries is a party to any consulting agreements with any individual providing services primarily relating to the Business.

(b) Except as set forth on Schedule 5.26(b), to the extent related to the Business, (i) each of the Sellers and their Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security

Taxes and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Sellers or any of their Subsidiaries pending or, to the Sellers’ Knowledge, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither the Sellers nor any of their Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Sellers or any of their Subsidiaries and no such investigation is in progress.

(c) Assuming the Closing and all payments occur on December 31, 2006, the maximum aggregate bonus and incentive pay obligations of the Sellers and their Subsidiaries to the employees of the Business under all Seller Benefit Plans or otherwise, assuming the requisite conditions for the payment of employee bonuses were achieved and the Closing and all payments occur on December 31, 2006, would not exceed the amount set forth on Schedule 5.26(c) based upon the assumptions set forth on Schedule 5.26(c).

(d) None of the individuals employed by the Sellers or any of their Subsidiaries primarily in connection with the Business at any time during the 12-month period preceding the date of this Agreement has had their employment transferred by the Sellers or their Subsidiaries to any non-Business operations of the Sellers or their Subsidiaries.

(e) Except for the persons listed on Schedule 5.26(e) (the “International Employees”), none of the Business Employees’ employment is based outside of the United States or is subject to any transfer of undertaking rules, including, without limitation, the United Kingdom Transfer of Undertakings (Projection of Employment ) Regulations 2006 (“Employment Regulations”).

SECTION 5.27. Environmental Matters. Except as disclosed on Schedule 5.27 and except for conditions that would not reasonably be expected to result in the Company or the Sellers incurring material liability with respect to the Business, the Contributed Property or the Purchased Assets under Environmental laws:

(a) each of the Company and the Sellers is, and to the Knowledge of SAVVIS has been, in compliance in all material respects with all applicable Environmental laws, which compliance includes obtaining, maintaining and complying in material respects with all material licenses, permits and other authorizations required under all Environmental laws;

(b) to Sellers’ Knowledge, each of the Company and the Sellers has not received any notice of violation or potential liability under any Environmental laws from any Person or any governmental agency inquiry, request for information, or demand letter under any Environmental law relating to operations or properties, whether currently or formerly owned or operated, of the Company or the Sellers or their predecessors as of the Closing Date, which is outstanding and would reasonably be expected to result in the Company or any Seller incurring material liability under Environmental laws;

(c) each of the Company and the Sellers is not subject to any outstanding orders arising under Environmental laws nor are there any administrative, civil or criminal actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened, against the Company or the Sellers, or to Sellers’ Knowledge, their predecessors under any Environmental law;

(d) to Sellers’ Knowledge, there has been no release of Hazardous Materials by the Company or any Seller at, on or under any of the Leased Real Property or other properties currently or formerly owned or leased by the Company or the Sellers or their predecessors, which would reasonably be expected to result in the Company or any Seller or their predecessors incurring any material liability or damages under Environmental laws;

(e) SAVVIS has made available to the Buyer copies of all material environmental studies, investigations, reports or assessments prepared by or for SAVVIS, or in SAVVIS’s possession, concerning the Company, the Sellers, the Leased Real Property and any real property previously owned, operated or used for disposal by the Company or the Sellers or their predecessors, which are in the possession, custody or control of SAVVIS.

SECTION 5.28. No Brokers. Except as set forth on Schedule 5.28 (the fees of which are the responsibility of the Sellers), no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from either of the Sellers, the Company or their Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

SECTION 5.29. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any of the Sellers with respect to the Company, the Sellers or the Business.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND LEVEL 3.

The Buyer and Level 3 hereby jointly and severally represent and warrant to SAVVIS Parent and the Sellers as follows:

SECTION 6.1. Corporate Organization. The Buyer is a limited liability company and Level 3 is a corporation, each of which has been duly organized, validly existing and is in good standing under the laws of the State of Delaware, and has all requisite limited liability company or corporate power (as the case may be) and authority to own its properties and assets and to conduct its businesses as now conducted.

SECTION 6.2. Qualification to Do Business. The Buyer and Level 3 are duly qualified to do business as a foreign limited liability company or corporation (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Level 3 Material Adverse Effect.

SECTION 6.3. No Conflict or Violation. The execution, delivery and performance by the Buyer and Level 3 of this Agreement and by Level 3 of the Transaction Documents do not and will not (i) violate or conflict with any provision of any Organizational Documents of the Buyer and Level 3, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which the Buyer or Level 3 is a party or by which it is bound or to which any of its properties or assets is subject that, individually or in the aggregate, would reasonably be expected to have a Level 3 Material Adverse Effect.

SECTION 6.4. Consents and Approvals. Except as set forth on Schedule 6.4, no consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery by Level 3 and the Buyer of this Agreement and the other Transaction Documents or the performance by Level 3 and the Buyer of their obligations hereunder or thereunder, except for the filing of Notification and Report Form under the HSR Act.

SECTION 6.5. Authorization and Validity of Agreement. The Buyer and Level 3 have all requisite limited liability company or corporate power (as the case may be) and authority to enter into this Agreement and the other Transaction Documents to which they are a party and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of the Buyer’s and Level 3’s respective obligations hereunder and thereunder have been duly authorized by all necessary limited liability company or corporate action (as the case may be) of the Buyer and Level 3, and no other limited liability company or corporate proceedings (as the case may be) on the part of the Buyer and Level 3 are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and Level 3 and, assuming due execution and delivery by the Sellers, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

SECTION 6.6. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Buyer in connection with this Agreement or the transactions contemplated hereby.

SECTION 6.7. Sufficiency of Funds. The Buyer has, and at the Closing will have, sufficient funds available to pay the Purchase Price at the Closing and all of the Buyer’s transaction fees and expenses.

SECTION 6.8. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 6, neither the Buyer nor Level 3 nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer or Level 3.

SECTION 7. COVENANTS OF SAVVIS PARENT, SAVVIS AND THE OTHER SELLERS.

SAVVIS Parent and the Sellers hereby jointly and severally covenant as follows:

SECTION 7.1. Conduct of Business Before the Closing Date. (a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, SAVVIS Parent and the Sellers shall not, and shall not permit the Company to, except in connection with the Contribution Transactions or as expressly contemplated by this Agreement or any of the Transaction Documents:

(i) make any material change in the conduct of the Business or enter into any transaction, other than in the ordinary course of business consistent with past practices;

(ii) make any change in the Organizational Documents of the Company; issue any additional membership units or other equity securities of the Company or grant any option, warrant or right to acquire any membership units or other equity securities of the Company or issue any security convertible into or exchangeable for such securities or alter in any way any of the Company’s outstanding securities or make any change in outstanding shares of membership units or other ownership interests of the Company or the Company’s capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of any of the Contributed Property or the Purchased Assets or rights or any part thereof other than the granting of an ordinary course non-exclusive, non-transferable license, with no right to sublicense, that terminates upon the cessation of services provided pursuant thereto;

(iv) subject any of the Contributed Property or Purchased Assets or any part thereof, to any Lien or suffer such to exist other than Permitted Liens and such Liens as may arise in the ordinary course of business consistent with past practice by operation of law;

(v) acquire, lease or sublease any material assets or properties (including any real property) in connection with the Business, or enter into any other transaction related to the Business, other than in the ordinary course of business consistent with past practice;

(vi) to the extent such action would adversely affect the Business, enter into any new (or amend in any material respect any existing) employee benefit plan, program or arrangement or any new (or amend in any material respect any existing) employment, severance, retention, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as required by applicable law or in accordance with pre-existing contractual provisions or consistent with past practice, except with respect to any retention benefits that are provided to the Transferred Employees and that do not impose any liabilities or other obligations on the part of the Buyer or its Affiliates and except for any changes to such employee benefit plans that affect all employees of SAVVIS Parent and its Subsidiaries in a similar manner;

(vii) make or commit to make capital expenditures in connection with the Business that are not otherwise in the ordinary course of business;

(viii) except pursuant to the Sellers’ normal cash management practices, pay, lend or advance any amount to, or sell, transfer or lease any properties or assets primarily related to the Business to, or enter into any agreement or arrangement with, any of its Affiliates;

(ix) fail to keep in full force and effect insurance relating to the Business comparable in amount and scope to coverage maintained at the date hereof;

(x) sell, transfer, abandon, exclusively license or otherwise dispose of any material Intellectual Property used in the operations of the Business or any Patent;

(xi) disclose any of the material trade secrets related to the Business to any third party, other than in the ordinary course of business pursuant to customer, vendor and other ordinary course agreements under appropriate non-disclosure agreements or similar obligations of confidentiality;

(xii) take any action that is intended to cause any of the representations and warranties made by SAVVIS Parent or any Seller in this Agreement not to remain true and correct in all material respects;

(xiii) make any change in any method of accounting or accounting principle primarily related to the Business except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable related to the Business except in the ordinary course of business consistent with past practice;

(xiv) to the extent having an effect on the Tax liabilities for which the Company, the Buyer or its Affiliates would be liable or which would encumber the

Acquired Assets, make or change any Tax election, change an annual accounting period or adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv)(A) modify, amend in any material respect or terminate any contract in any manner that would reasonably be expected to have an adverse effect on the Company or the Business, including without limitation, any Vendor Agreement listed on Schedule 5.20(d)(ii) or (B) make or enter into supplier contracts (including any purchases under tariffs) primarily relating to the Business having a term of more than 12 months that (x) would have payment obligations over the course of such contracts in excess of $100,000 in the aggregate or (y) are not otherwise in the ordinary course of business consistent with past practice;

(xvi) settle, release or forgive any material litigation or waive any right thereto that would have any direct impact on the Business; or

(xvii) commit to do any of the foregoing.

(b) From and after the date hereof and until the Closing Date except as expressly contemplated by this Agreement or by any of the Transaction Documents, SAVVIS Parent and the Sellers shall, and shall cause the Company to:

(i) continue to maintain, in all material respects, all assets, properties, rights and operations related to the Business in accordance with present practice in a condition suitable for their current use;

(ii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, for which the Company would be liable or which would encumber the Acquired Assets unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii) continue to maintain any material patents, trademarks or copyrights or any patent, trademark, or copyright applications or registrations primarily used in the operations of the Business, including the Patents;

(iv) continue to maintain the confidentiality of the material trade secrets of the Business;

(v) continue to conduct the Business in the ordinary course consistent with past practice;

(vi) use, and shall cause each of their Subsidiaries to use, their commercially reasonable efforts in light of the transactions contemplated herein consistent with the operations of the Business in the ordinary course and consistent with past practice to retain the Business Employees;

(vii) keep its books of account, files and records relating to the Business in the ordinary course and in accordance with existing practice; and

(viii) use commercially reasonable efforts to preserve intact the operations, organization and reputation of the Business.

SECTION 7.2. Consents and Approvals.

(a) The Sellers shall, at SAVVIS’s cost and expense, (a) use their commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Sellers of this Agreement, and the Buyer and Level 3 shall cooperate with the Sellers in obtaining such consents and (b) diligently assist and cooperate with the Buyer and Level 3 in preparing and filing all documents required to be submitted by the Buyer or Level 3 to any Governmental Entity, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may reasonably be required to be obtained by the Buyer or Level 3 in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer and Level 3 all information concerning SAVVIS, the Foreign Asset Sellers and the Company that counsel to the Buyer reasonably determines is required to be included in such documents).

(b) Completion of Assignment of Contracts. To the extent that all requisite consents, waivers, authorizations or approvals are not received prior to the Closing, the Sellers shall continue to use their commercially reasonable efforts to obtain any such consent, waiver, authorization or approval required to assign any Contract to be assumed by or assigned to the Company or the Buyer. The Sellers shall keep the Buyer reasonably informed from time to time of the status of the foregoing and the Buyer shall cooperate with the Sellers in this regard. To the extent that the rights of Sellers under any Contract, or under any other Purchased Asset or Contributed Property to be assigned to or acquired by the Company pursuant to the Contribution Agreement or the Buyer hereunder, may not be assigned or acquired without the consent of a third party which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment violate, breach or cause any right to terminate any obligation to such Third Party. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the instrument in question so that the Buyer would not acquire the benefit of all such rights, then the Sellers, to the maximum extent permitted by applicable law and the instrument, shall act as the Buyer’s agent in order to obtain for the Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable law and the instrument, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer (including, without limitation, by entering into an equivalent arrangement).

SECTION 7.3. Access to Properties and Records. The Sellers shall, and shall cause the Company to, afford to the Buyer and Level 3, and to the accountants, counsel and representatives of the Buyer and Level 3, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 12) to all properties, books, contracts, commitments and files and records (but limited with respect to Tax Returns and correspondence with accountants to the portions of Tax Returns and correspondence with accountants that specifically relate to the Company and the Business) of the Company and the Business and, during such period, shall furnish promptly to the Buyer and Level 3 all other information concerning the Company and the Business, properties and personnel as the Buyer and Level 3 may reasonably request to evaluate the transactions contemplated hereby; provided that, neither Buyer nor Level 3 nor their authorized representatives shall contact any customer, supplier or landlord of the Sellers or the Company without the prior written consent of the Sellers. The Sellers shall, and shall cause the Company to, afford to the Buyer and Level 3 reasonable access to Business’ assets and operations throughout the period prior to the Closing Date to evaluate the transactions contemplated hereby. Unless otherwise agreed to by the Sellers, all information provided to Buyer and Level 3 and their advisors and representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided, however, that such obligation will terminate upon the Closing with respect to information primarily relating to the Company and the Business. No investigation or receipt of information pursuant to this Section 7.3(a) shall qualify any representation or warranty of each of the Sellers or the conditions to the obligations of the Buyer or Level 3.

SECTION 7.4. Contribution Transactions. SAVVIS shall, and shall cause the Company to, enter into the Contribution Agreement and shall cause the Contribution Transactions to occur immediately prior to the Closing.

SECTION 7.5. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 12 hereof, SAVVIS Parent and the Sellers shall not, and shall cause any Persons acting on behalf of any of SAVVIS Parent, the Sellers, the Company or SAVVIS Parent’s Subsidiaries not to encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, sale of shares of capital stock, membership units or partnership interests or similar transaction involving the Company and the Business. Notwithstanding the foregoing, the parties agree that this Section 7.5 shall not restrict SAVVIS Parent, its board of directors or any other Person from taking any action in connection with any merger, tender offer, exchange offer or other business combination involving SAVVIS Parent or any sale or transfer of all or substantially all of SAVVIS Parent’s consolidated assets; provided that no such merger, tender offer, exchange offer or other business combination involving SAVVIS Parent or any sale or transfer of all or substantially all of SAVVIS Parent’s consolidated assets shall in any way release or modify the Sellers’ obligations under this Agreement or the other Transaction Documents.

SECTION 7.6. Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, SAVVIS Parent and the Sellers will use and shall cause each the Company to use, their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Upon the terms and subject to the conditions of this Agreement, SAVVIS Parent and SAVVIS shall, and shall cause certain of its Affiliates to, as applicable, execute each of the Transition Services Agreement, the Reseller Agreement and the License Agreement on the Closing Date at the Closing.

SECTION 7.7. Notice of Breach. Through the Closing Date, SAVVIS Parent and the Sellers shall promptly give written notice with particularity upon having knowledge of any matter that constitutes or is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant of each of SAVVIS Parent and the Sellers contained in this Agreement. No notification pursuant to this Section 7.7 shall qualify any representation or warranty of each of SAVVIS Parent and the Sellers or the conditions to the obligations of the Buyer or Level 3.

SECTION 7.8. Non-Compete. For a period of thirty (30) months from and after the Closing Date, each of SAVVIS Parent and SAVVIS agrees that it and its controlled Affiliates shall not, directly or indirectly, either for themselves or for any other Person, have any ownership interest in or participate in the financing, operation, management or control of an entity providing CDN Services or otherwise engaged in the Business (collectively, the “Competitive Business”). Notwithstanding any provision of this Agreement to the contrary, (a) SAVVIS Parent and its Affiliates shall not be deemed to, directly or indirectly, either for themselves or for any other Person, have any ownership interest in or participate in the financing, operation, management or control of a Competitive Business or otherwise to have breached any obligation set forth in this Section 7.8 if SAVVIS Parent or any of its Affiliates (i) beneficially owns five percent or less of the equity of any Person that engages in a Competitive Business, (ii) beneficially owns indebtedness or other non-voting securities of any Person that engages in a Competitive Business, or (iii) engages in a Competitive Business that results from the acquisition of a Person that is engaged in a Competitive Business, provided that the total revenues (the “Revenues”) of such acquired Person or acquired assets that are attributable to the Competitive Business represent the lesser of (x) 15% of the Revenues of such Person and (y) $15 million, provided that SAVVIS Parent and its Affiliates do not materially expand such Competitive Business subsequent to the acquisition thereof, and (b) SAVVIS Parent and its Affiliates shall be permitted to (i) engage in the business of reselling in a manner consistent with the terms and conditions of the Reseller Agreement, and (ii) be acquired by an entity engaged in a Competitive Business. Notwithstanding anything in this Agreement or any Transaction Document to the contrary, the foregoing provisions of this Section 7.8 shall not be binding upon any person or entity (or any of such person’s or entity’s Affiliates) other than SAVVIS Parent and its Subsidiaries, whether or not engaged in any Competitive Business, that acquires all or substantially all of the assets, business or capital stock of SAVVIS Parent or its parent entity, whether by means of a merger, consolidation, purchase of assets, tender or exchange offer, acquisition of shares, or any other similar transaction or series of transactions.

SECTION 7.9. Non-Solicitation.

(a) During the period commencing on the date of this Agreement and ending on the second year anniversary of the Closing Date, each of SAVVIS Parent and the Sellers shall not and shall cause their controlled Affiliates not to, directly or indirectly, without the prior written consent of the Buyer, induce or solicit for employment or engagement as a consultant, or hire or engage as a consultant, any Transferred Employee, provided, that (i) generalized searches through media advertisement, employment firms or otherwise that are not directed to such personnel and (ii) soliciting or hiring such individuals following their termination of employment with Buyer shall be permitted.

(b) The parties agree that a monetary remedy for a breach of the agreements set forth in Sections 7.8 and 7.9(a) hereof will be inadequate and impracticable and further agree that such a breach would cause Level 3 and the Buyer irreparable harm, and that Level 3 and the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, SAVVIS Parent and the Sellers agree that Level 3 and the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c) If any provision of this Section 7.9 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Sellers as so curtailed.

SECTION 7.10. Accounts Receivable. From and after the Closing, in the event that Sellers collect any Accounts Receivable (as defined in the Contribution Agreement) which constitute Contributed Property, the Sellers shall pay the full amount of such collected Accounts Receivable to the Buyer, by wire transfer of immediately available funds to an account designated by the Buyer, within ten (10) Business Days of collection of such Accounts Receivable by the Sellers.

SECTION 7.11. Tax Matters.

(a) Tax Cooperation. The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Company and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and the Sellers shall retain all books and records with respect to Taxes pertaining to the Business, the Company and the Acquired Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records (other than such books and records of Seller which also include information that is not related to the Business, the Company and Acquired Assets and that practically cannot be separated therefrom). The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Company, the Acquired Assets or the Business.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all recording charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid 40% by the Sellers and 60% by the Buyer and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to such Taxes and charges.

(c) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Property Taxes”) shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(d) Property Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party for any Property Taxes apportioned to a portion of a period for which the other party has liability in accordance with Section 7.11(c). Upon payment of any such Property Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.11(c), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 30 days after the presentation of such statement.

SECTION 7.12. Additional Assets. If at any point prior to the 12-month anniversary of the Closing Date, any assets of the Sellers or their Subsidiaries that are Contributed Property that have not been contributed to the Company pursuant to the Contribution Agreement or transferred to the Buyer pursuant to this Agreement (such assets are herein referred to as the “Additional Assets”), other than the Excluded Assets, are discovered, then the Buyer may deliver notice to SAVVIS, on or before such 12-month anniversary, requesting delivery of such Additional Assets and stating in reasonable detail the grounds for Buyer’s belief that such Additional Assets constitute Contributed Property. If Buyer so notifies SAVVIS, and SAVVIS agrees that the Additional Assets constitute Contributed Property and should be conveyed to Buyer, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer such Additional Assets, free and clear of all Liens other than Permitted Liens, and the Sellers shall execute and deliver to the Buyer any further documents reasonably requested by the Buyer pursuant to Section 2.5 hereof. If SAVVIS objects to the conveyance of such Additional Assets, SAVVIS shall notify Buyer within 10 Business Days after receipt by SAVVIS of such notice from Buyer. If Buyer and SAVVIS are unable, within 10 Business Days after receipt by Buyer of such notice from SAVVIS, to resolve the matter after good faith negotiations, the dispute shall be submitted to an arbitration in New York, New York conducted in accordance with the rules of the American Arbitration Association, by an arbitrator appointed by the American Arbitration Association reasonably acceptable to Buyer and SAVVIS. The cost of any arbitration proceeding hereunder shall be borne equally by Buyer and SAVVIS, and the decision of the arbitrator shall be final and binding. For the avoidance of doubt, the consideration for such Additional Assets that are conveyed shall be deemed to be included in the Purchase Price and no additional cash shall be paid for such Additional Assets by the Buyer.

SECTION 7.13. Exclusion Option.

(a) At any time prior to the earlier to occur of (i) three (3) days prior to the Closing Date or (ii) the date that is 20 days following the date hereof, the Buyer may, in its sole discretion, elect to exclude (the “Exclusion Option”) from the Purchased Assets any asset or contract listed in Attachment 2B to Annex 2 hereto by delivering a written notice to SAVVIS identifying any such excluded assets or contracts (such identified assets and contracts, the “Excluded Foreign Assets”). If the Exclusion Option is exercised, then (i) Annex 2 and Annex 3 hereto shall be deemed amended to delete any reference to the Excluded Foreign Assets, (ii) such Excluded Foreign Assets shall no longer be Purchased Assets and (iii) such Excluded Foreign Assets shall be deemed to be Excluded Assets for purposes of this Agreement.

(b) To the extent that an Excluded Foreign Asset is a contract, the Buyer agrees to reimburse SAVVIS for actual payments made by SAVVIS in connection with the termination of such contracts (“Termination Payments”) pursuant to this Section 7.13, provided, however, that the amount of such reimbursement will be reduced by the amount of any payment made by Buyer to SAVVIS under the Transition Services Agreement in connection with the termination of such contracts thereunder. Following the Closing, SAVVIS shall provide the Buyer with a written notice of the Termination Payments made by SAVVIS, including documentation in support of such amounts, and the Buyer shall promptly reimburse SAVVIS for such Termination Payments.

(c) If in exercising an Exclusion Option the Buyer shall elect not to purchase assets or contracts relating to a site set forth on Attachment 2B to Annex 2, then SAVVIS shall, upon the Buyer’s written request, promptly (but in no event earlier than Closing) re-route traffic from such site to an alternative site identified by the Buyer.

SECTION 7.14. Cease of Use. SAVVIS Parent, the Sellers and their Affiliates shall cease all use of, to the extent there is the Sellers’ Knowledge of, and shall use commercially reasonable efforts to destroy, any and all copies of Non-Patent Intellectual Property, Software and Technology that are included in the Contributed Property or Purchased Assets that do not constitute Other Overlapping IP (as defined in the License Agreement).

SECTION 8. COVENANTS OF LEVEL 3 AND THE BUYER.

SECTION 8.1. Commercially Reasonably Efforts. Upon the terms and subject to the conditions of this Agreement, the Buyer and Level 3 will, at their cost and expense, use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Upon the terms and subject to the conditions of this Agreement, the Buyer shall execute on the Closing Date the Transaction Documents.

SECTION 8.2. Consents and Approvals. The Buyer and Level 3 shall, at their cost and expense, use commercially reasonable efforts to obtain all consents and approvals of third parties and Governmental Entities required to be obtained by them to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall (a) the Buyer or any Affiliate of the Buyer be required to divest assets owned by Level 3 and its Subsidiaries or (b) the Company be required to divest assets owned by it as of the date hereof or to be contributed to the Company pursuant to the Contribution Agreement prior to the Closing. The Buyer and Level 3 shall cooperate with the Sellers in obtaining all consents required hereunder.

SECTION 8.3. Notice of Breach. Through the Closing Date, the Buyer and Level 3 shall promptly give written notice with particularity upon having knowledge of any matter that constitutes or is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant of the Buyer or Level 3 contained in this Agreement. No notification pursuant to this Section 8.3 shall qualify any representation or warranty of the Buyer or Level 3 or the conditions to the obligations of each of the Sellers.

SECTION 8.4. Employees and Employee Benefits.

(a) Offers of Employment. Not less than fifteen Business Days after the date hereof, the Buyer shall offer employment to the Business Employees listed on Schedule 8.4, such offers to be effective as of the Closing Date, provided such employees continue as employees of the Business on the Closing Date. The Business Employees who accept such offers of employment from the Buyer shall be referred to herein as “Transferred Employees”. Except as otherwise provided in this Section 8.4, any offer of employment the Buyer determines to make shall be for employment at-will by the Buyer as new employees of the Buyer (subject to any applicable probation period not prohibited by law) to occupy positions designated by the Buyer and pursuant to the terms and conditions determined by the Buyer in its sole discretion; provided that such terms and conditions are at least the same or reasonably comparable to the terms and conditions as such Business Employee currently receives. Prior to the Closing, the Sellers shall promptly notify the Buyer of any material changes in the employment status of any Business Employee.

(b) Liabilities for Seller Benefit Plans. Except as otherwise provided in this Section 8.4, the Sellers and their Subsidiaries shall retain sponsorship of, and all assets of, and liabilities under and with respect to, the Seller Benefit Plans in accordance with the terms of such arrangements.

(c) Past Service Credits. The Transferred Employees will be granted credit by the Buyer for their service with the Sellers and their Subsidiaries for purposes of determining eligibility, vesting and paid time off benefits under the applicable benefit plans maintained by the Buyer and its Affiliates. The Transferred Employees (and, as applicable, their covered dependents) shall, to the extent that they are otherwise eligible and have satisfied any applicable limitations and conditions under the Seller Benefit Plans, be allowed to participate in the welfare plans adopted or maintained by the Buyer without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions; and all deductibles, coinsurance and maximum out-of-pocket expenses incurred by the Transferred Employees (and, as applicable, their covered dependents) under any Seller Benefit Plan during the portion of the plan year of such plan ending on the date such Transferred Employees’ participation in the corresponding benefit plan of the Buyer begins shall be taken into account under such Buyer benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employees (and, as applicable, their covered dependents) for the applicable plan year as if such amounts had been paid in accordance with such Buyer benefit plan.

(d) Certain Compensation and Benefits. Without limiting the effect of any other provisions of this Section 8.4 and except as otherwise provided by this Section 8.4, on and after the Closing Date, the Sellers and their Subsidiaries shall promptly pay or provide when due to all Business Employees all compensation and benefits earned or accrued prior to and through the Closing Date pursuant to the terms of any compensation arrangements, employment agreements and employee pension or welfare benefit plans, programs or policies in existence as of the date hereof. On and after the Closing Date, the Buyer shall promptly pay or provide, or shall cause one of its Affiliates to promptly pay or provide, when due, to all Transferred Employees all compensation and benefits required to be paid or provided, including pursuant to the terms of this Agreement or any individual agreement with any Transferred Employee or pursuant to the terms of any relevant agreements entered into, or approved, by the Buyer on and after the Closing Date.

(e) Welfare Benefits; COBRA. All Transferred Employees shall cease to participate in the welfare benefit plans of the Sellers and their Subsidiaries as of the Closing Date, and such welfare benefit plans shall only be required to pay claims of Transferred Employees or their dependents or beneficiaries required to be paid under the terms of such welfare benefit plans to the extent incurred prior to the Closing Date. For the purposes of this Section 8.4(e), a claim shall be deemed incurred in accordance with the following:

(i) a medical, dental, or flexible spending account (including medical, dental and dependent care flexible spending accounts) claim shall be deemed incurred on the date the service is rendered or the product is purchased; provided, however, a medical claim relating to a claimant’s hospitalizations shall be deemed to be incurred on the date the claimant was first hospitalized;

(ii) a life insurance or dismemberment claim shall be deemed incurred on the date of the individual’s death or dismemberment;

(iii) a long-term disability claim shall be deemed incurred on the date the individual becomes disabled under the terms of the relevant plan or program;

(iv) with respect to short-term disability or salary continuation claims, on each day for which income benefits are payable to the claimant; and

(v) with respect to workers’ compensation claims, on the date the incident giving rise to the claim occurred.

The Sellers and their Subsidiaries shall retain all obligations and liabilities arising under COBRA with respect to all employees of the Business, and all “qualified beneficiaries” of such employees (including any “M&A qualified beneficiaries”), for whom a “qualifying event” occurs on or before the Closing Date. The Buyer and its Affiliates shall have sole responsibility for all obligations and liabilities arising under COBRA with respect to all Transferred Employees, and all “qualified beneficiaries” of such employees, for whom a “qualifying event” occurs after the Closing Date. The terms “qualified beneficiaries” and “qualifying event” shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA, and the term “M&A qualified beneficiary” shall have the meaning ascribed to it under Section 54.4980B-9 Q&A-7 of the Treasury regulations.

(f) Paid Time Off. With respect to any accrued but unused paid time off (“PTO”) to which any Transferred Employee is entitled pursuant to the PTO policy, a copy of which is attached as Schedule 8.4(f) hereto (the “PTO Policy”), the Buyer shall, or shall cause its Affiliates to, as applicable, maintain or assume the liability for accrued PTO of Transferred Employees (but only to the extent such accrued liability is reflected in the Net Working Capital), and shall permit such Transferred Employees to use such PTO in accordance with the PTO Policy; provided, however, that if the Buyer deems it necessary to prevent such Transferred Employee from taking such PTO, the Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to the wages relating to such PTO.

(g) Savings Plan. Effective as of the Closing Date: (i) the Transferred Employees shall, pursuant to the terms of the Sellers’ qualified 401(k) savings plan, cease to actively participate in such plan, (ii) the Sellers shall cause each Transferred Employee who is a participant in such 401(k) savings plan to become vested in his or her benefits accrued under such plan as of the Closing Date, and (iii) the Transferred Employees shall have all rights, including distribution rights, of terminating participants under such 401(k) savings plan. The Buyer shall take all commercially reasonable actions necessary or appropriate to permit any electing Transferred Employees to transfer their distributions (including any outstanding plan loans but excluding after-tax contributions) from the Seller’s 401(k) savings plan in a direct rollover to a 401(k) savings plan maintained by the Buyer pursuant to timing and rollover election procedures determined by Buyer in its sole discretion.

(h) Bonuses. With respect to any 2006 incentive compensation payments to which any Transferred Employee may be entitled pursuant to the bonus or other annual incentive compensation programs applicable to such Transferred Employee immediately prior to the date hereof (the “Bonus Plans”), in connection with the Contribution Agreement, the Buyer shall, or shall cause its Affiliates to, assume the liability for such bonus and incentive payments (but only to the extent such liability is properly accrued as of the Closing Date and included in the Net Working Capital), assuming for purposes of such payments that all performance measures relevant to the determination of such payments under the Bonus Plans had been satisfied for the period beginning on January 1, 2006 and ending on the Closing Date.

(i) Cooperation. The Sellers and the Buyer agree to cooperate with each other in good faith in effectuating the provisions of this Section 8.4, and to furnish each other promptly with such information concerning Business Employees and Seller Benefit Plans, arrangements or policies as is necessary and appropriate to carry out the terms hereof. Without limiting the foregoing, the Sellers agree to: (i) provide the Buyer with a reasonable opportunity to communicate with the employees of the Business prior to the Closing Date, and (ii) subject to applicable law, provide the Buyer with such other personnel records and employee benefit plan participation records as the Buyer may reasonably request in respect of the employees of the Business.

(j) Third Party Beneficiaries. No provision of this Section 8.4 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of their Affiliates in respect of continued employment (or resumed employment) with either the Buyer or any of its Affiliates, and no provision of this Section 8.4 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Benefit Plan or any plan or arrangement which may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or any of its Affiliates.

(k) International Business Employees. The Sellers and the Buyer consider that the sale of the Business under this Agreement constitutes a transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced) (“Employment Regulations”) and that, with effect from the Closing Date, the contracts of employment of the Business Employees based in the United Kingdom (the “International Business Employees”), (save insofar as such contract relates to any occupational pensions scheme rights) will have effect as if originally made between the Buyer and the International Business Employees. The Sellers and the Buyer will each do all such things and shall provide such co-operation and assistance as the other may reasonably request to enable the other to meet its current statutory obligations in relation to the International Business Employees. The Sellers and the Buyer will each comply with their respective obligations under the Employment Regulations in respect of the duties to provide employee liability information and to inform and consult with the International Business Employees or their representatives within the meaning of the Employee Regulations. On or immediately after the Closing Date, the Buyer will deliver to each of the International Business Employees a letter addressing the following specific points: (i) the fact that the Buyer becomes such International Business Employees’ employer; (ii) the fact that such International Business Employees’ continuous employment and contractual and statutory employment rights will be preserved by the Buyer; and (iii) an explanation of pension options.

(l) Liabilities for International Business Employees. All emoluments and outgoings (including without limitation all wages, bonuses, benefits, tax and social security contributions) relating to the International Business Employees shall be borne by the Sellers up to but excluding the Closing Date (including emoluments that have accrued, but fall due after the Closing Date) and by the Buyer with effect from and including the Closing Date and all necessary apportionments shall be made. The Buyer shall indemnify and hold the Sellers harmless from and against any direct or indirect costs, claims, liabilities or losses arising out of or in connection with: (i) any claim by an International Business Employee that the change of identity of the employer is a significant change and to the International Business Employee’s detriment; (ii) any substantial change promised to be made or purported to be made by the Buyer to the International Business Employees’ working conditions; (iii) the employment by the Buyer of the International Business Employees on terms and conditions different from those enjoyed by them immediately before the Closing Date; and (iv) any claim by an International Business Employee whether in contract or tort, or under statute or other legislation or European law and any remedy sought by reason of any act or omission of the Buyer on or after the Closing Date.

SECTION 9. INDEMNIFICATION.

SECTION 9.1. Survival.

(a) Each of the representations, warranties and covenants set forth in this Agreement shall survive the Closing; provided, however, that no claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 9.4, (i) for all representations and warranties (other than those contained in Sections 5.6 (Title to Membership Units), 5.11 (Tax Matters), 5.15 (Patents) and 5.16 (Intellectual Property)) prior to the 18-month anniversary of the Closing Date; (ii) for all representations and warranties contained in Section 5.11 (Tax Matters) within 90 days after the expiration of the applicable statute of limitations; (iii) for all representations and warranties contained in Section 5.16 (Intellectual Property) prior to the 3 year anniversary of the Closing Date; and (iv) for all representations and warranties contained in Section 5.15 (Patents) prior to the 5 year anniversary of the Closing Date.

(b) No claim, lawsuit, or other proceeding arising out of or resulting from (i) the breach of any covenant contained in this Agreement required to be performed on or prior to the Closing Date, or (ii) Section 9.3(a)(iv) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 9.4 prior to the 18-month anniversary of the Closing Date.

(c) No claim, lawsuit, or other proceeding arising out of or resulting from Sections 9.2(a)(iii) (other than Infringement Excluded Liabilities (as defined below)) or 9.3(a)(iii) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 9.4 prior to the 4 year anniversary of the Closing Date. No claim, lawsuit or other proceeding arising out of or resulting from Infringement Excluded Liabilities pursuant to Section 9.2(a)(iii) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding is given to the Indemnitor in accordance with Section 9.4 prior to the 6 year anniversary of the Closing Date.

(d) No claim, lawsuit, or other proceeding arising out of or resulting from Section 9.2(a)(v) may be made by any Indemnitee unless notice of such claim, lawsuit or other proceeding, is given to the Indemnitor in accordance with Section 9.4 prior to the date 90 days after the expiration of the applicable statute of limitations.

SECTION 9.2. Indemnification by SAVVIS Parent and the Sellers.

(a) From and after the Closing, regardless of any investigation at any time made by or on behalf of the Buyer or Level 3 or of any knowledge or information that the Buyer or Level 3 may have, SAVVIS Parent and the Sellers shall jointly and severally indemnify and fully defend, save and hold the Buyer, Level 3 and their Subsidiaries (including following the Closing, the Company) (the “Buyer Indemnitees”) harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

(i) any breach of any representation or warranty of each of SAVVIS Parent and the Sellers contained in this Agreement or in any certificate delivered by any Seller to the Buyer or Level 3 in connection with the Closing;

(ii) any failure of each of SAVVIS Parent and the Sellers duly to perform or observe any covenant or agreement contained in this Agreement on the part of each of SAVVIS Parent and the Sellers to be performed or observed;

(iii) any Excluded Asset or Excluded Liability (as defined in the Contribution Agreement) relating to the Business;

(iv) any Excluded Asset or Excluded Liability not covered by Section 9.2(a)(iii) and any assets, liabilities or obligations of the Foreign Asset Sellers other than (x) the Foreign Assumed Liabilities or (y) those covered by Section 9.2(a)(iii);

(v) any Pre-Closing Taxes that are not allocable to a Post-Closing Tax Period pursuant to Section 7.11(c);

(vi) any liabilities or obligations arising hereunder under the Employment Regulations, other than with respect to any Transferred Employee; or

(vii) the Buyer’s and Level 3’s enforcement of their rights under this Section 9.2.

(b) Notwithstanding anything herein to the contrary:

(i) Neither SAVVIS Parent nor the Sellers shall have any liability under Section 9.2(a)(i) unless the aggregate of all Losses relating thereto for which SAVVIS Parent and the Sellers would, but for this Section 9.2(b)(i), be liable exceeds on a cumulative basis an amount equal to $1 million (other than with respect to a breach of the representations and warranties contained in Section 5.11) and then only to the extent of any such excess;

(ii) the maximum amount for which SAVVIS Parent and the Sellers shall be liable with respect to matters covered by:

(A) Section 9.2(a)(i) shall not exceed $27 million (other than with respect to breaches of Section 5.15) and Section 9.2(a)(i) with respect to breaches of Section 5.15 shall not exceed $80 million; and

(B) Section 9.2(a)(iii) (to the extent any such Excluded Asset or Excluded Liability constitutes a claim of a violation, infringement, misuse or misappropriation of any Intellectual Property relating to the Sellers’ ownership and conduct of the Business prior to the Closing Date (an “Infringement Excluded Liability”)) shall not exceed $40 million;

provided, however, that in no event shall the aggregate combined liability of SAVVIS Parent and the Sellers for Losses pursuant to Sections 9.2(a)(i), (ii), (iii) and (v) be greater than an amount equal to the Purchase Price.

(iii) none of SAVVIS Parent or the Sellers shall have a right to contribution against the Company or any similar right in respect of any amounts paid by SAVVIS Parent and the Sellers to the Buyer Indemnities pursuant to the provisions of this Section 9.2;

(iv) SAVVIS Parent and the Sellers shall not have any liability for Losses that constitute Assumed Liabilities;

(v) in all cases determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Material Adverse Effect) contained therein;

(vi) in the event the Closing shall have occurred and any of the consents or approvals set forth on Schedule 11.3 (the “Special Consents”) shall not have been obtained prior to the Closing, no Buyer Indemnitee shall be entitled to indemnification or recovery against SAVVIS Parent or the Sellers with respect to the failure or inability to obtain such unobtained Special Consents and each Buyer Indemnitee shall be deemed to have waived its rights to indemnification hereunder in respect thereof; and

(vii) the amount of any Losses for which indemnification is provided under this Section 9 shall be net of (a) any amounts recovered by the Buyer Indemnitees under their insurance policies with respect to such Losses and (b) any tax savings to the Buyer Indemnitees or their affiliates arising from the incurrence or payment of any such Losses.

SECTION 9.3. Indemnification by Level 3 and the Buyer.

(a) From and after the Closing, regardless of any investigation at any time made by or on behalf of each of the Sellers or of any knowledge or information that each of SAVVIS Parent and the Sellers may have, the Buyer and Level 3 shall jointly and severally indemnify and fully defend, save and hold SAVVIS Parent, the Sellers and their Subsidiaries harmless if any of SAVVIS Parent, the Sellers or their Subsidiaries shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of any one or more of the following:

(i) any breach of any representation or warranty of Level 3 or the Buyer contained in this Agreement or in any certificate delivered to each of SAVVIS Parent or the Sellers in connection with the Closing;

(ii) any failure of Level 3 or the Buyer duly to perform or observe any covenant or agreement contained in this Agreement on the part of Level 3 or the Buyer to be performed or observed;

(iii) any Acquired Asset, Assumed Liability (as defined in the Contribution Agreement) or Foreign Assumed Liability;

(iv) SAVVIS Parent’s or the Sellers’ failure or inability to obtain any Special Consents; or

(v) SAVVIS Parent’s and the Sellers’ enforcement of their rights under this Section 9.3.

(b) Notwithstanding anything herein to the contrary:

(i) The Buyer and Level 3 shall not have any liability under Section 9.3(a)(i) unless the aggregate of all Losses relating thereto for which the Buyer and Level 3 would, but for this Section 9.3(b)(i), be liable exceeds on a cumulative basis an amount equal to $1 million and then only to the extent of any such excess;

(ii) the maximum amount for which the Buyer and Level 3 shall be liable with respect to matters covered by Section 9.3(a) (other than Section 9.3(a)(iii)) shall not exceed in the aggregate $27 million; provided, that, anything to the contrary herein notwithstanding, in no event shall the aggregate combined liability of the Buyer and Level 3 for Losses be greater than an amount equal to the Purchase Price;

(iii) the Buyer and Level 3 shall not have any liability for Losses that constitute Excluded Liabilities;

(iv) the parties agree that any amount payable to each of SAVVIS Parent or the Sellers made pursuant to this Section 9.3 shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law;

(v) in all cases in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier contained therein; and

(vi) the amount of any Losses for which indemnification is provided under this Section 9 shall be net of (a) any amounts recovered by SAVVIS Parent and the Sellers under their insurance policies with respect to such Losses and (b) any tax savings to SAVVIS Parent, the Sellers or their affiliates arising from the incurrence or payment of any such Losses.

SECTION 9.4. Procedures for Indemnification. If a party entitled to indemnification under this Section 9 (an “Indemnitee”) asserts that a party obligated to indemnify it under this Section 9 (an “Indemnitor”) has become obligated to such Indemnitee pursuant to Section 9.2 or 9.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give written notice to the Indemnitor; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnitor shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor shall have been materially prejudiced by such failure. The Indemnitor may, but shall not be obligated to, upon prompt written notice to Indemnitee, assume the defense of such suit, action, investigation, claim or proceeding. If the Indemnitor furnishes such written notice, the Indemnitor shall have the sole power to direct and control the defense of any such suit, action, investigation, claim or proceeding. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the

Indemnitee’s choice. The Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request and shall fully cooperate with the Indemnitor in such defense. In the event of a failure of the Indemnitee to provide cooperation as required under this Section 9.4, the Indemnitor’s obligation to indemnify the Indemnitee shall be reduced to the extent of the Losses with respect to which the Indemnitor’s ability to defend against the action, investigation, claim or proceeding underlying such indemnification obligation has been prejudiced by such failure. The Indemnitor shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by the Indemnitor (subject to the provisions of Section 9.2(b)(i) and (ii) and 9.3(b)(i) and (ii), which shall be controlling) and the Indemnitee receives an unconditional release in such compromise or settlement or (y) the Indemnitee shall have consented in writing to the terms of such compromise or settlement, which consent shall not unreasonably withheld; provided, however, that if the Indemnitee fails to consent thereto, the Indemnitor’s liability with respect to such matter, if any, shall not exceed the proposed settlement amount. If the Indemnitor does not assume the defense of such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, in which case, the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor (to the extent constituting indemnifiable Losses under this Section 9) subject to the provisions of this Section 9, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding and that constitute indemnifiable Losses under this Section 9; provided that the Indemnitor shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitor’s choice. Notwithstanding the foregoing provisions of this Section 9.4, (i) if a Person brings a claim for patent infringement against Buyer, Level 3 and/or their Subsidiaries (the “Buyer Parties”) that alleges infringement liability of any of the Buyer Parties for both the period before Closing and the period after Closing, (A) the Buyer Parties and SAVVIS Parent, the Sellers and their Subsidiaries (the “Seller Parties”) will cooperate in defending such claim and (B) the Buyer Parties will not compromise or settle such claim without the prior written consent of SAVVIS, which consent will not be unreasonably withheld, and (ii) if a Person brings a claim for patent infringement against any of the Seller Parties that alleges infringement liability of any of the Seller Parties for both the period after Closing and the period before Closing, (A) the Seller Parties and the Buyer Parties will cooperate in defending such claim and (B) the Seller Parties will not compromise or settle such claim without the prior written consent of Level 3, which consent will not be unreasonably withheld.

SECTION 9.5. Tax Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

SECTION 9.6. Exclusive Remedy. From and after the Closing Date, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or any other claims arising from or relating to this Agreement or the transactions contemplated hereby, except for (i) claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from actual fraud and (ii) claims for specific performance of any party’s obligations hereunder, shall be indemnification in accordance with this Section 9, and the parties each waive any other remedy, which they, or any other Person entitled to indemnification hereunder, may have at law or in equity with respect thereto.

SECTION 10. CONDITIONS PRECEDENT TO PERFORMANCE BY SAVVIS PARENT AND THE SELLERS.

The obligations of SAVVIS Parent and the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

SECTION 10.1. Representations and Warranties of the Buyer and Level 3. All representations and warranties made by the Buyer and Level 3 in this Agreement that are qualified as to materiality or material adverse effect shall be true and correct, and all representations and warranties of the Buyer and Level 3 that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and (except to the extent such representations and warranties refer to a specific date) as of the Closing Date as if made by the Buyer and Level 3 on and as of the Closing Date, with only such exceptions in each case as would not, individually or in the aggregate, have a Level 3 Material Adverse Effect.

SECTION 10.2. Performance of the Obligations of the Buyer and Level 3. Level 3 and the Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date. The Sellers shall have received a certificate as to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 dated the Closing Date and signed by any officer of Level 3 and the Buyer.

SECTION 10.3. HSR Act. Any applicable waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

SECTION 10.4. No Violation of Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided that any party invoking this condition shall have used commercially reasonable efforts to have any such order, injunction or restraint vacated or removed; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement, or which challenges the validity or enforceability of this Agreement, and which in any such case, has a reasonable likelihood of success in the opinion of counsel to the Sellers.

SECTION 10.5. Other Agreements. The Buyer shall have executed and delivered to SAVVIS the LLC Agreement, the Transition Services Agreement, the Reseller Agreement and the License Agreement.

SECTION 11. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER AND LEVEL 3.

The obligations of Level 3 and the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Level 3 and the Buyer in their sole discretion:

SECTION 11.1. Representations and Warranties of SAVVIS Parent and the Sellers. All of the representations and warranties made by SAVVIS Parent and the Sellers in this Agreement (other than those set forth in Sections 5.15(a), (b), (c) and (d)) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and all representations and warranties of SAVVIS Parent and the Sellers (other than those set forth in Sections 5.15(a), (b), (c) and (d)) that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and (except to the extent such representations and warranties refer to a specific date) as of the Closing Date as if made by SAVVIS Parent and the Sellers on and as of the Closing Date, with only such exceptions in each case as would not, individually or in the aggregate, have a Material Adverse Effect. All of the representations and warranties made by SAVVIS Parent and the Sellers in Sections 5.15(a), (b), (c) and (d) shall be true and correct in all material respects, in each case as of the date hereof and (except to the extent such representations and warranties refer to a specific date) as of the Closing Date as if made by SAVVIS Parent and the Sellers on and as of the Closing Date.

SECTION 11.2. Performance of the Obligations of SAVVIS Parent and the Sellers. SAVVIS Parent and the Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date. The Buyer shall have received a certificate as to the satisfaction of the conditions set forth in Sections 11.1 and 11.2 dated the Closing Date and signed by any officer of each of the Sellers.

SECTION 11.3. Consents and Approvals. The consents and notices required in connection with the execution, delivery and performance of this Agreement and the Contribution Agreement that are set forth on Schedule 11.3 hereto shall have been duly obtained or given and shall be in full force and effect on the Closing Date.

SECTION 11.4. HSR Act. Any applicable waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

SECTION 11.5. No Violation of Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided that any party invoking this condition shall have used commercially reasonable efforts to have any such order, injunction or restraint vacated or removed; and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement, which challenges the validity or enforceability of this Agreement or which seeks material damages or other recourse against SAVVIS Parent, the Sellers, the Company or the Buyer and its Affiliates, and which in any such case, has a reasonable likelihood of success in the opinion of counsel to the Buyer.

SECTION 11.6. Other Agreements. The Sellers (as applicable) shall have executed and delivered to the Buyer the LLC Agreement, the Transition Services Agreement and the Reseller Agreement.

SECTION 11.7. Other Closing Documents. The Buyer and Level 3 shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

SECTION 11.8. Contribution. The Contribution Transactions shall have been completed in accordance with the terms of the Contribution Agreement.

SECTION 11.9. Employees. Each offer letter executed and delivered by the Business Employees whose names are set forth on Schedule 11.9 shall be in full force and effect.

SECTION 11.10. No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect.

SECTION 11.11. Material Agreements. Each of the Sellers’ customer contracts listed on Schedule 11.11 shall be in full force and effect.

SECTION 11.12. Credit Agreement. Wells Fargo Foothill, Inc. shall have released any and all security interest in the Contributed Property and Purchased Assets granted pursuant to that certain Credit Agreement, by and among SAVVIS Communications Corporation, SAVVIS, Inc., and Wells Fargo Foothill, Inc., dated June 10, 2005, as thereafter amended, the related Security Agreement, Guaranty Agreement, Trademark Security Agreement, and Patent Security Agreement, each also dated June 10, 2005.

SECTION 11.13. Contribution Transactions. SAVVIS shall, and shall cause the Company to, enter into the Contribution Agreement and shall cause the Contribution Transactions to occur immediately prior to the Closing.

SECTION 11.14. Tax Related Documentation. SAVVIS shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, in form and substance as required under Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) stating that SAVVIS is not a “foreign person” as defined in Section 1445 of the Code.

SECTION 12. TERMINATION.

SECTION 12.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a) By mutual consent of SAVVIS and the Buyer;

(b) By the Buyer, if any of SAVVIS Parent or the Sellers has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 11.1 or the first sentence of Section 11.2 hereof will not be satisfied, and has not, in the case of a breach of a covenant or agreement, cured such breach within 20 calendar days after written notice to SAVVIS of its intent to terminate this Agreement pursuant to this Section 12.1(b) (provided, that the Buyer and Level 3 are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

(c) By SAVVIS, if Level 3 or the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 10.1 or the first sentence of Section 10.2 hereof will not be satisfied, and has not, in the case of a breach of a covenant or agreement, cured such breach within 20 calendar days after written notice to the Buyer of its intent to terminate this Agreement pursuant to this Section 12.1(c) (provided, that SAVVIS Parent and the Sellers are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

(d) By SAVVIS or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be enacted any federal or state statute which would make consummation of the transactions contemplated hereby illegal; or

(e) By SAVVIS or the Buyer if the Closing shall not have been consummated by March 22, 2007.

SECTION 12.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Sellers or the Buyer, or their respective officers, directors, stockholders, members or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 12 and 13, hereof and the second to last sentence in Section 7.3 hereof shall remain in full force and effect and survive any termination of this Agreement.

SECTION 13. MISCELLANEOUS.

SECTION 13.1. Successors and Assigns.

(a) Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate which is a Subsidiary of Level 3 subject to Section 2.3 hereof; provided, further that such Affiliate enters into a written agreement with the other parties hereto to be bound by the provisions of this Agreement in all respects and to the same extent as the assigning party is bound and provided that the assigning party shall continue to be bound by all of the obligations hereunder as if such assignment had not occurred and to perform such obligations to the extent such Affiliate fails to do so. Notwithstanding the foregoing, Level 3 shall not be relieved of its obligation to guarantee the obligations of Buyer hereunder following any permitted assignment hereunder and (i) neither SAVVIS Parent nor SAVVIS shall be relieved of its obligation to guarantee the obligations of the Foreign Asset Sellers hereunder following any permitted assignment hereunder and (ii) SAVVIS Parent shall not be relieved of its obligation to guarantee the obligations of SAVVIS hereunder following any permitted assignment hereunder.

(b) Notwithstanding anything to the contrary set forth herein, the Buyer may assign all or a portion of its rights under Section 9 of this Agreement in connection with the direct or indirect sale of the outstanding capital stock or other equity or ownership interest of the Company or the direct or indirect sale of the assets or businesses of the Company to an unaffiliated third party; provided, however, that no such assignment by Buyer shall relieve Buyer of any of its obligations under Section 9 and such acquirer shall agree in writing to be bound by this Agreement.

(c) This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 13.2. Governing law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware or the United States of America for the District of Delaware.

SECTION 13.3. Expenses. Except as otherwise provided herein, regardless of whether or not the transactions contemplated hereby are consummated, (i) each of SAVVIS Parent and the Sellers, on the one hand, and the Buyer and Level 3, on the other hand, will pay its own costs and expenses incident to, preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby and (ii) SAVVIS Parent and the Sellers shall pay such costs and expenses of the Company to the extent such items are not paid prior to the Closing or not reflected as liabilities in the Closing Adjusted Net Working Capital, as finally determined under Section 3.3.

SECTION 13.4. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 13.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given or (ii) on the day after delivery (or if delivered on a Saturday, the next following Business Day) to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service (in all cases mailed for next day delivery), to the party as follows:

If to each of SAVVIS Parent or the Sellers:

SAVVIS, Inc.

1 Savvis Parkway

Town & Country, Missouri 63017

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105-2482

Attn: William I. Schwartz, Esq.

If to the Buyer or Level 3:

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Building 2000

Broomfield, Colorado 80021

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: David K. Boston, Esq.

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

SECTION 13.6. Parent Guaranties.

(a) SAVVIS Parent shall perform, or cause to be performed, when due all the covenants and agreements to be performed under this Agreement by the Sellers. SAVVIS shall perform, or cause to performed, when due all the covenants and agreements to be performed under this Agreement by the Foreign Asset Sellers.

(b) Level 3 shall perform, or cause to performed, when due all the covenants and agreements to be performed under this Agreement by the Buyer or any Affiliate of Buyer who is a permitted assignee or Substitute Buyer under Section 2.3 hereof.

SECTION 13.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 13.8. Public Announcements. The parties agree that after the signing of this Agreement, no party shall, or shall permit any of its Affiliates to, make any press release or public announcement concerning this transaction without the prior approval of the other parties, unless a press release or public announcement is required by law, judicial or administrative process or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ Stock Market. Before a party makes any such announcement or other disclosure, it agrees to give the other parties reasonable prior notice and a reasonable opportunity to comment on the proposed disclosure.

SECTION 13.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior agreements and understandings, oral or written, with regard to such transactions, unless otherwise provided herein. The Confidentiality Agreement and all Annexes, Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof, including the Transaction Documents, are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 13.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to SAVVIS, the Foreign Asset Sellers, Level 3 or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against SAVVIS Parent, SAVVIS, the Foreign Asset Sellers, the Buyer or Level 3.

SECTION 13.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto (unless reasonably apparent from a reading of the Schedules). Disclosure of any item on any of the attached Schedules shall not constitute an admission that such item is required to be so disclosed.

SECTION 13.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 13.13. Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SAVVIS COMMUNICATIONS CORPORATION,
a Missouri corporation

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	Chief Financial Officer

SAVVIS UK LIMITED

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	Director

SAVVIS TAIWAN LIMITED

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	Director

SAVVIS SINGAPORE CO. PTE. LTD.

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	Director

SAVVIS, INC.,
a Delaware corporation

By:	/s/ Eugene DeFelice
Name:	Eugene DeFelice
Title:	Senior Vice President, General Counsel

LEVEL 3 COMMUNICATIONS, LLC,
a Delaware limited liability company

By:	/s/ Robert Yates
Name:	Robert Yates
Title:	Senior Vice President

LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Robert Yates
Name:	Robert Yates
Title:	Senior Vice President